    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1996
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         AMERITRADE HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          6211                  47-0642657
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                            4211 SOUTH 102ND STREET
                             OMAHA, NEBRASKA 68127
                                 (402) 331-7856
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROBERT T. SLEZAK
                         AMERITRADE HOLDING CORPORATION
                            4211 SOUTH 102ND STREET
                             OMAHA, NEBRASKA 68127
                                 (402) 331-7856

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        CAROL S. RIVERS, ESQ.                  WENDELL H. ADAIR, JR., P.C.
         Mayer, Brown & Platt                    McDermott, Will & Emery
       190 South LaSalle Street                   227 West Monroe Street
          Chicago, IL 60603                         Chicago, IL 60606
            (312) 782-0600                            (312) 372-2000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM
                                                                AGGREGATE OFFERING
    TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED              PRICE(1)(2)          AMOUNT OF REGISTRATION FEE
Class A Common Stock, $.01 par value......................          $50,000,000                  $15,151.52

(1) Includes shares of Class A Common Stock issuable upon exercise of an over-allotment option granted to the underwriters.

(2) Estimated solely for purposes of determining the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                   SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 9, 1996.

                                         Shares

                         AmeriTrade Holding Corporation

                              Class A Common Stock
                                ($.01 PAR VALUE)
                                 --------------

OF THE SHARES OF CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "CLASS A
STOCK"), OFFERED HEREBY,       SHARES ARE BEING SOLD BY AMERITRADE HOLDING
  CORPORATION (THE "COMPANY") AND       SHARES ARE BEING SOLD BY CERTAIN
     STOCKHOLDERS OF THE COMPANY NAMED HEREIN UNDER PRINCIPAL AND SELLING STOCKHOLDERS (THE "SELLING STOCKHOLDERS"). THE COMPANY WILL NOT
      RECEIVE ANY PROCEEDS OF THE SHARES SOLD BY THE   SELLING
        STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS" AND
                                "UNDERWRITING."

PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A STOCK. IT IS ANTICIPATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $
  AND $      PER SHARE. FOR INFORMATION RELATING TO THE FACTORS
               CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE,
                              SEE "UNDERWRITING."

THE COMPANY HAS TWO CLASSES OF COMMON STOCK, THE CLASS A STOCK OFFERED HEREBY AND CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "CLASS B STOCK" AND,
 TOGETHER WITH THE CLASS A STOCK, THE "COMMON STOCK"). THE CLASS B STOCK IS ENTITLED TO ELECT A MAJORITY OF THE DIRECTORS OF THE COMPANY AND IS CONVERTIBLE ON A SHARE FOR SHARE BASIS INTO CLASS A STOCK. THE CLASS A STOCK OFFERED HEREBY IS ENTITLED TO ELECT THE REMAINING DIRECTORS OF THE COMPANY.
  THE COMPANY CURRENTLY HAS SIX DIRECTORS. EXCEPT WITH RESPECT TO THE ABILITY TO ELECT DIRECTORS AND THE CONVERSION RIGHTS, THE CLASS A STOCK AND THE
   CLASS B STOCK ARE IDENTICAL IN ALL RESPECTS. SEE "DESCRIPTION OF CAPITAL STOCK." UPON COMPLETION OF THE OFFERING, CERTAIN STOCKHOLDERS AND THEIR
   AFFILIATES WILL OWN APPROXIMATELY   % OF THE CLASS A STOCK AND ALL OF THE
    CLASS B STOCK, WHICH WILL CONSTITUTE APPROXIMATELY   % OF THE
    OUTSTANDING COMMON STOCK (  % IF THE UNDERWRITERS' OVER-ALLOTMENT OPTION
    IS EXERCISED IN FULL). SEE                            "PRINCIPAL AND
                             SELLING STOCKHOLDERS."

APPLICATION WILL BE MADE TO LIST THE CLASS A STOCK ON THE NASDAQ NATIONAL MARKET
                            UNDER THE SYMBOL "AMTD."

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
   AN INVESTMENT IN THE CLASS A STOCK SEE "RISK FACTORS" BEGINNING ON PAGE 8
                                    HEREIN.
                                 -------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         UNDERWRITING                            PROCEEDS TO
                                       PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                        PUBLIC          COMMISSIONS(1)        COMPANY(2)         STOCKHOLDERS
                                  ------------------  ------------------  ------------------  ------------------
PER SHARE.......................          $                   $                   $                   $
TOTAL(3)........................          $                   $                   $                   $

(1) THE COMPANY HAS AGREED TO INDEMNIFY THE SEVERAL UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."
(2) BEFORE DEDUCTION OF EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $      .
(3) THE COMPANY HAS GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE FOR 30 DAYS
    FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE A MAXIMUM OF       ADDITIONAL
    SHARES OF THE CLASS A STOCK TO COVER OVER-ALLOTMENTS OF SHARES. IF THE
    OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC WILL BE $      ,
    UNDERWRITING DISCOUNTS AND COMMISSIONS WILL BE $      AND PROCEEDS TO
    COMPANY WILL BE $      . SEE "UNDERWRITING."
                                 --------------

    THE SHARES OF CLASS A STOCK OFFERED HEREBY ARE OFFERED BY THE SEVERAL UNDERWRITERS WHEN, AS AND IF ISSUED BY THE COMPANY, AS APPLICABLE, DELIVERED BY THE COMPANY AND THE SELLING STOCKHOLDERS TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT THE SHARES OF THE CLASS A STOCK WILL BE READY FOR DELIVERY ON OR ABOUT
           , 1996.

CS FIRST BOSTON                                 RAYMOND JAMES & ASSOCIATES, INC.

             THE DATE OF THIS PROSPECTUS IS                 , 1996.

                   INTELLIGENT SOLUTIONS FOR THE NEW INVESTOR

    Combining innovative technology and a range of delivery systems with over 21 years of experience, AmeriTrade is able to provide sophisticated financial services and efficient transaction execution while offering commissions that are among the lowest in the industry.

                                   [PICTURES]

EXPERIENCE
               CONFIDENCE
                              SECURITY
                                            INTEGRITY
                                                        TECHNOLOGY
                                                                  PERFORMANCE

    The Company intends to furnish its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited interim information for the first three quarters of each fiscal year.
                                 --------------

    This Prospectus includes product names and trademarks of the Company and other entities.
                                 --------------

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS A STOCK PURSUANT TO EXEMPTIONS FROM RULES 10b-6, 10b-7 AND 10b-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                            UNIQUE BRANDING STRATEGY

    By marketing a range of services and commission rates to targeted customers, AmeriTrade believes that it appeals to a broader range of investors seeking brokerage services at discount prices.

                                   [PICTURES]

                      IMPLEMENTING THE POWER OF TECHNOLOGY

1988 -- AmeriTrade is the first brokerage firm to implement automated touchtone telephone trading.

1994 -- AmeriTrade is the first brokerage firm to offer Internet trading.

1995 -- AmeriTrade offers trading via the Sharp Zaurus personal digital assistant.

1996 -- AmeriTrade launches Accutrade FOR WINDOWS, the first online investing system that permits individual investors to engage in program investing and basket trading.

                     INNOVATION, QUALITY SERVICES AND VALUE

    Through more efficient operations, an increasing number of transactions and the use of advanced technology, AmeriTrade strives to minimize costs, which allows it to offer some of the best transaction values in the industry.

                                   [PICTURES]

                             LEVERAGING THE VISION

    Providing clearing and execution services permits AmeriTrade to expand its customer base by allowing AmeriTrade to reach investors outside of its targeted retail brokerage markets.

POWER
          CONTROL
                      STABILITY
                                SERVICE
                                          GROWTH
                                                    EFFICIENCY
                                                           ACCESS
                                                                   LEADERSHIP

                               PROSPECTUS SUMMARY

    THE INFORMATION IN THIS SUMMARY IS QUALIFIED BY REFERENCE TO THE MORE DETAILED FINANCIAL AND OTHER INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES
(I) AN INITIAL PUBLIC OFFERING PRICE OF $      PER SHARE OF CLASS A STOCK (THE
MID-POINT OF THE ESTIMATED INITIAL PUBLIC OFFERING PRICE RANGE SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS) AND (II) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" SHALL REFER TO AMERITRADE HOLDING CORPORATION, A DELAWARE CORPORATION, ITS SUBSIDIARIES AND ITS PREDECESSORS, UNLESS THE CONTEXT INDICATES OTHERWISE. THE ENTIRE TEXT OF THIS PROSPECTUS AND DEMONSTRATIONS OF CERTAIN OF THE COMPANY'S PRODUCTS ARE AVAILABLE ON THE CD-ROM ATTACHED TO THE INSIDE BACK COVER PAGE OF THIS PROSPECTUS.

                                  THE COMPANY

    The Company is a technology and service driven provider of discount securities brokerage and related financial services. The Company provides retail brokerage services to individual investors throughout the United States and internationally through a variety of electronic mediums, including the Internet, and through registered representatives. The Company offers trade execution for stocks, mutual funds, options and bonds, as well as market data and research. The Company also provides clearing and execution services to its own retail brokerage operations, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners. The Company had approximately 111,000 active accounts as of September 27, 1996, an increase from approximately 86,000 active accounts as of September 29, 1995. Average daily trading volume during the month of October 1996 was approximately 4,200 executed transactions. This compares to an average daily trading volume of approximately 3,700 executed transactions during fiscal 1996.

    The Company has experienced significant growth over the past five years while expanding profitability. Transaction volumes have increased at an average annual rate of 45% from fiscal 1992 through fiscal 1996. Net revenues and net income have grown at average annual rates of 43% and 61%, respectively, over the same period. These increases, along with the Company's ability to leverage the use of technology and its aggressive marketing, have resulted in an average return on equity over the same five-year period of 51% and an operating margin that has increased from 21% in fiscal 1992 to 34% in fiscal 1996.

    The Company's leadership position in the discount brokerage industry is a result of its unique approach to the delivery of retail brokerage and execution and clearing services. Retail brokerage services are provided under four distinct brand names, each of which offers a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. Accutrade, Inc. ("Accutrade") offers advanced technology delivery systems to sophisticated investors. K. Aufhauser & Company, Inc. ("Aufhauser") provides third-party research and investment analysis to experienced investors. Ceres Securities, Inc. ("Ceres") offers execution services to customers who want minimal transaction costs. eBroker, a division of the Company's subsidiary All American Brokers, Inc. ("All American"), provides execution services exclusively through the Internet. This branding strategy allows the Company to segment the marketplace, which enables it to align the cost structures of its discount brokerage businesses with the level of services desired by their customers. By providing clearing and execution services, the Company is able to expand its customer base, provide synergies to the Company's retail brokerage businesses and diversify its revenues.

    The Company offers its retail brokerage customers the opportunity to conduct business through a diversity of electronic mediums, including the Internet, automated touchtone telephone, personal computer, the Sharp Zaurus personal digital assistant and facsimile machine. During the quarter ended September 27, 1996, approximately 43% of the Company's transactions were generated through electronic mediums. The Company also maintains a staff of over 130 registered representatives to service customers directly. By combining innovative technology and a range of delivery systems with over 21 years of industry expertise, the Company is able to provide sophisticated services and efficient transaction execution while offering commissions that are among the lowest in the industry. The Company believes that its brokerage commissions are in most cases substantially lower than those charged by full-commission or traditional discount brokerage firms for similar transactions.

    The Company also provides services to over 70 independent broker-dealers, depository institutions, registered investment advisers and financial planners through AmeriTrade Clearing, Inc. ("AmeriTrade Clearing") and AmeriVest, a division of All American. AmeriTrade Clearing provides complete securities transaction clearing and execution services to each of the Company's discount brokerage businesses, as well as to independent broker-dealers. AmeriVest provides discount brokerage services to depository institutions that do not operate their own registered broker-dealers. Providing services to these correspondents allows the Company to reach investors who rely on more traditional investment services, such as investment advice, or who prefer to deal with local or regional financial service providers. During the year ended September 27, 1996, the delivery of financial services to unaffiliated correspondents accounted for approximately 11% of the Company's net revenues.

BUSINESS STRATEGY

    The Company believes that four significant trends currently drive growth in the discount brokerage industry. First, the unbundling of brokerage services from other financial and information services has permitted investors to pick and choose among various financial and information service providers for specified services. Second, consumers have expanded access to powerful technology, which they are using with increasing frequency. Third, investors are becoming more self-reliant and value-conscious with respect to their financial matters. Finally, the growth in financial assets held by these individuals is accelerating, due to the largest transference of wealth in history. See "Business--Industry." The Company believes that its focus on innovative technology and cost effective services permits it to take advantage of these trends. The Company seeks to capitalize on the changing financial services industry and to increase its market share by pursuing the following strategies:

    - MARKET DISTINCT BRANDS TO SPECIFIC GROUPS OF DISCOUNT BROKERAGE
      CUSTOMERS. The Company markets a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. By providing specified services to targeted customers in the discount brokerage market, the Company believes that it appeals to a broader range of investors seeking brokerage services at discount prices. Accutrade provides more technologically advanced solutions than the Company's other brands, including program trading and basket trading available through Accutrade FOR WINDOWS. Aufhauser is marketed to experienced investors seeking research and customer service. Aufhauser also provides international investors interested in the U.S. securities market with multi-lingual service and with toll-free telephone access from 36 countries. Ceres is directed at investors who are seeking simple and efficient execution services at the lowest possible transaction cost. eBroker serves investors who are comfortable with the Internet and prefer to trade exclusively through electronic communication in exchange for low-priced trade executions. Through this market segmentation approach, the Company is able to deliver products and services tailored to the specific needs of its customers in the most cost efficient manner. See "Business-- Discount Securities Brokerage Services."

    - CREATE TECHNOLOGICALLY INNOVATIVE SOLUTIONS TO INVESTOR NEEDS. The Company is a technology leader in the retail brokerage and clearing and execution businesses:

       - In 1988, the Company was the first broker to implement automated touchtone trading technology, which allows customers to place trades and obtain quotes electronically using the telephone.

       - In 1994, the Company became the first brokerage firm to offer trading services over the Internet.

       - In 1995, the Company introduced a trading application for the Sharp Zaurus personal digital assistant, which allows portable access to trades, quotes, positions and balances.

       - In 1996, the Company introduced Accutrade FOR WINDOWS, the first online investing system that permits individual investors to engage in program trading and basket trading.

       - The Company recently completed the development and introduction of AmeriTrade OnLine, a technologically advanced financial system for its correspondents that integrates the products and services of some of the world's foremost financial service vendors into one Internet-based system.

       The Company is actively pursuing additional technologies to service the rapidly evolving financial services industry. See "Business--Strategic Relationships" and "Business--Product Development."

    - PROVIDE THE BEST TRANSACTION VALUES TO INVESTORS. The Company strives to offer investors the best transaction values in the financial services industry by providing specified services at prices that are among the lowest in the industry. eBroker offers a flat $12.00 commission on Internet-only trades for an equity order of any size. For investors who want access to registered representatives as well as the Internet to place trades, Ceres charges a flat $18.00 fee for an equity order of any size. Investors desiring more services, such as increased technology, more trading options or research, may use Aufhauser or Accutrade. Through more efficient operations, an increasing number of transactions and the use of advanced technology, the Company strives to minimize costs, which allows it to offer some of the best transaction values in the industry.

    - EXPAND CLEARING AND EXECUTION SERVICES TO CORRESPONDENTS. The Company intends to continue to leverage the advanced technology offered to its retail brokerage customers to increase its clearing and execution business with correspondents. Providing clearing and execution services permits the Company to expand its customer base by allowing the Company to reach investors outside of its targeted retail brokerage markets. Providing clearing and execution services for its own broker-dealer subsidiaries allows the Company to realize efficiencies and achieve strategic flexibility as a result of its ability to control the delivery of these services without relying on third parties. In addition, the Company's clearing and execution services diversify the Company's revenues. See "Business--Clearing and Execution Services."

                                 --------------

    The Company was incorporated as a Nebraska corporation on December 16, 1981 and was reincorporated in the State of Delaware on October 2, 1996. The Company's principal executive offices are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and its telephone number is (402) 331-7856.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (in thousands, except per share and operating data)

    The summary consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                      YEAR ENDED
                                       -------------------------------------------------------------------------
                                       SEPTEMBER 25,  SEPTEMBER 24,  SEPTEMBER 30,  SEPTEMBER 29,  SEPTEMBER 27,
                                           1992           1993           1994           1995           1996
                                       -------------  -------------  -------------  -------------  -------------
CONSOLIDATED STATEMENT OF INCOME
  DATA:
  Revenues:
    Commissions and clearing fees....    $  10,246      $  16,910      $  20,386      $  23,977      $  36,470
    Interest revenue.................        3,980          5,838          9,856         16,297         22,518
    Investment income and other......          773            791          1,119          2,608          6,391
                                       -------------  -------------  -------------  -------------  -------------
      Total revenues.................       14,999         23,539         31,361         42,882         65,379
    Interest expense.................        1,852          2,258          3,912          7,862         11,040
                                       -------------  -------------  -------------  -------------  -------------
      Net revenues...................       13,147         21,281         27,449         35,020         54,339
  Expenses excluding interest........       10,420         15,017         19,999         24,190         35,922
                                       -------------  -------------  -------------  -------------  -------------
  Income before provision for income
    taxes............................        2,727          6,264          7,450         10,830         18,417
  Provision for income taxes.........        1,086          2,119          2,619          3,799          7,259
                                       -------------  -------------  -------------  -------------  -------------
  Net income.........................    $   1,641      $   4,145      $   4,831      $   7,031      $  11,158
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

  Earnings per share.................    $    0.18      $    0.48      $    0.60      $    0.88      $    1.39
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

  Weighted average shares
    outstanding......................        9,125          8,573          8,035          8,009          8,009

OPERATING DATA:
  Average customer trades per day....          841          1,220          1,519          2,055          3,670
  Number of active accounts (1)......          n/a            n/a         61,665         86,431        110,825
  Average net revenue per trade......    $      62      $      69      $      70      $      67      $      59
  Operating margin (2)...............           21%            29%            27%            31%            34%
  Return on average equity (3).......           44%            69%            49%            47%            44%

                                                                                            SEPTEMBER 27, 1996
                            SEPTEMBER 25,  SEPTEMBER 24,  SEPTEMBER 30,  SEPTEMBER 29,  --------------------------
                                1992           1993           1994           1995        ACTUAL    AS ADJUSTED (4)
                            -------------  -------------  -------------  -------------  ---------  ---------------
CONSOLIDATED BALANCE SHEET
  DATA:
  Cash and segregated
    investments...........    $  40,592      $  53,787      $ 101,352      $ 125,456    $ 191,436
  Receivable from
    customers and
    correspondents........       47,892         86,281         99,627        130,187      166,075
  Total assets............       93,267        151,228        216,991        287,105      401,679
  Payable to customers and
    correspondents........       85,299        138,958        198,539        251,862      356,943
  Notes payable...........       --             --             --              7,097        4,853
  Stockholders' equity....        4,394          7,831         12,473         19,504       30,662

------------------------------

(1) Active accounts consist of those accounts at year end with activity in the last twelve months.

(2) Operating margin is computed by dividing income before provision for income taxes by net revenues.

(3) Return on average equity is computed by dividing net income by stockholders' equity averaged on a quarterly basis.

(4) Adjusted to give effect to the sale of       shares of Class A Stock offered
    by the Company hereby at an assumed initial public offering price of $ per share and the receipt and application of the estimated net proceeds therefrom to the Company. See "Use of Proceeds" and "Capitalization."

                                  THE OFFERING

Class A Stock offered by:
  The Company.....................  shares
  The Selling Stockholders........  shares
    Total.........................  shares
Common Stock to be Outstanding
  after the Offering:
  Class A Stock...................  shares
  Class B Stock...................  852,750  shares
    Total.........................  shares
Voting Rights.....................  Except as otherwise required by law and with respect to the election of directors, the holders of Class A Stock
                                    and the holders of Class B Stock have one vote per share
                                    and vote as a single class with respect to all matters
                                    submitted to a vote of the holders of Common Stock. The
                                    Class B Stock is entitled to elect a majority of
                                    directors of the Company. The Class A Stock is entitled
                                    to elect the remainder of the directors of the Company.
                                    The Company currently has six directors. Except with
                                    respect to the ability to elect directors and the
                                    conversion rights discussed below, the Class A Stock and
                                    the Class B Stock are identical in all respects. If all
                                    shares of Class B Stock are converted into Class A Stock
                                    or if no shares of Class B Stock are otherwise
                                    outstanding, the holders of Class A Stock will be
                                    entitled to elect all of the directors of the Company,
                                    subject to the rights of the holders of preferred stock,
                                    if any. See "Description of Capital Stock--Common
                                    Stock--Voting Rights."
Conversion of Class B Stock.......  Each share of Class B Stock is convertible into one share of Class A Stock at any time at the election of
                                    the holder thereof. Each share of Class B Stock shall
                                    automatically convert into one share of Class A Stock in
                                    the event of a transfer of such share of Class B Stock
                                    to any person other than J. Joe Ricketts, Marlene M.
                                    Ricketts, the lineal descendants of J. Joe Ricketts and
                                    Marlene M. Ricketts and their spouses or any trust or
                                    other person or entity that holds Class B Stock for the
                                    benefit of any of the foregoing (the "Control Group").
                                    In addition, the Class B Stock shall automatically
                                    convert on a share for share basis into Class A Stock if
                                    the number of shares of outstanding Common Stock held by
                                    the Control Group falls below 20% of the number of
                                    shares of outstanding Common Stock. See "Description of
                                    Capital Stock--Conversion Rights."
Use of Proceeds...................  To retire the Company's existing debt, to expand the
                                    Company's customer base through marketing activities and
                                    for other corporate purposes. See "Use of Proceeds."
Dividends.........................  The Company has never declared or paid any cash dividends on its capital stock and does not anticipate
                                    paying any cash dividends to its stockholders in the
                                    foreseeable future. See "Dividend Policy."
Listing...........................  Application will be made to list the Class A Stock on the Nasdaq National Market.
Proposed Nasdaq Symbol............  AMTD

                                  RISK FACTORS

    IN DETERMINING WHETHER TO PURCHASE THE SHARES OF CLASS A STOCK BEING OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

SECURITIES BUSINESS

    Substantially all of the Company's revenues are derived from discount securities brokerage and clearing and execution services. The securities business is subject to fluctuations and is directly affected by national and international economic conditions, broad trends in business and finance and fluctuations in volume and price levels of securities transactions, all of which are beyond the control of the Company. Reduced trading volume generally results in reduced transaction revenues and decreased profitability. Severe market fluctuations in the future could have a material adverse effect on the Company's business, financial condition and operating results. The securities business is also subject to various other risks, including customer default and employees' misconduct, errors and omissions. Losses associated with these risks could have a material adverse effect on the Company's business, financial condition and operating results. The securities industry has undergone many fundamental changes during the last two decades, including regulation and deregulation at federal and state levels and consolidation. See "Business-- Industry." There can be no assurance that future changes will not have a material adverse effect on the Company's business, financial condition and operating results. In addition, commissions charged to customers of discount brokerage services have steadily decreased, and the Company expects such decreases to continue. There can be no assurance that such decreases will not have a material adverse effect on the Company's business, financial condition and operating results. See "--Competition."

LOSS OF FUTURE ORDER FLOW PAYMENTS

    The Company has arrangements with several execution agents to receive cash payments in exchange for routing trade orders to these firms for execution. Although this practice of receiving payments for order flow is widespread in the securities industry, it has come under increased scrutiny in recent years. Furthermore, competition between execution agents has narrowed the spread between bid and ask prices, which has made it less profitable for execution agents to offer order flow payments to broker-dealers. The revenues received by the Company under these arrangements for the year ended September 27, 1996 amounted to approximately 15% of net revenues. The Company expects such payments to decrease as competition increases; however, the Company has taken steps and intends to take further steps to mitigate the financial impact of the loss of these revenues on the Company. See "Business--Investments." Nevertheless, there can be no assurance that the loss of any significant portion of these revenues will not have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EVOLVING MARKETS AND TECHNOLOGIES

    During the quarter ended September 27, 1996, approximately 43% of the Company's transactions were generated through electronic mediums, including the Internet. The market for electronic discount brokerage services is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. The Company's services over the Internet, automated touchtone telephone and personal computer involve alternative approaches to securities transactions and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of the Company's electronic discount brokerage services and products. Consumers who already obtain brokerage services from more traditional full-commission brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet, automated touchtone telephone and personal computer. Moreover, the security and privacy concerns of existing and potential users of the Company's services may inhibit the growth of electronic discount brokerage trading.

In addition, the Company's future success will depend, in part, on its ability to develop and use leading technologies, respond to technological advances, enhance its existing services and products and develop new services and products on a timely and cost-effective basis. There can be no assurance that the market for electronic discount brokerage services will continue to grow, or that the Company will be successful in effectively developing or using new technologies, responding to technological advances or developing, introducing or marketing service and product enhancements or new services and products. See "Business--Product Development."

    During the quarter ended September 27, 1996, approximately 17% of the Company's transactions were generated over the Internet. Sales of some of the Company's services and products will depend upon the broader adoption of the Internet by consumers as a medium for commerce and communication. Use of the Internet depends on the development of the necessary infrastructure and complementary services and products, such as high speed modems and high speed communication lines. As the number of users and amount of traffic on the Internet continues to increase, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it. In addition, delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or increased governmental restrictions could impede further use of the Internet. Moreover, consumer concerns about the Internet (including security, reliability, cost, ease of use, accessibility and quality of service) remain unresolved and may negatively affect the growth of Internet use. As a result, there can be no assurance that the number of the Company's transactions generated over the Internet will continue to increase.

COMPETITION

    The market for discount brokerage services, particularly electronic brokerage services, is new, rapidly evolving and intensely competitive. The Company expects competition to continue and intensify in the future. The Company encounters direct competition from approximately 100 other discount brokerage firms, many of which provide electronic brokerage services. These competitors include such discount brokerage firms as Charles Schwab & Co., Inc., Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Quick & Reilly, Inc. and E*Trade Group, Inc. The Company also encounters competition from established full-commission brokerage firms as well as financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services. The clearing business is also highly competitive. The Company's clearing broker subsidiary, AmeriTrade Clearing, competes with over 40 firms that provide clearing and execution services to the securities industry.

    A number of the Company's competitors have significantly greater financial, technical, marketing and other resources than the Company. Some of the Company's competitors also offer a wider range of services and financial products than the Company and have greater name recognition and more extensive customer bases than the Company. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than the Company and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than the Company. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their services and products. The Company expects that new competitors or alliances among competitors will emerge and may acquire significant market share.

    The general financial success of companies within the securities industry over the past several years has strengthened existing competitors. The Company believes that such success will continue to attract new competitors to the industry, such as depository institutions, software development companies, insurance companies, providers of online financial and information services and others. Commercial depository institutions and other financial institutions have become a competitive factor in the securities industry by offering their customers certain financial services traditionally provided by brokerage firms. While it is not possible to predict the type and extent of competitive services that commercial depository institutions and other financial institutions ultimately may offer or whether regulatory or legislative barriers will be repealed or modified, brokerage firms such as the Company may be adversely affected by such competition.

    There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results. See
"Business--Competition."

DEPENDENCE ON COMPUTER SYSTEMS

    The Company receives and processes trade orders through a variety of electronic mediums, including the Internet, automated touchtone telephone, personal computer and the Sharp Zaurus personal digital assistant. These methods of trading are heavily dependent on the integrity of the electronic systems supporting them. Extraordinary trading volumes could cause the Company's computer systems to operate at an unacceptably low speed or even fail. The Company has never experienced a systems failure that has resulted in a material loss to the Company. However, any significant degradation or failure of the Company's computer systems or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers) could cause customers to suffer delays in trading. Such delays could cause substantial losses for customers and could subject the Company to claims from customers for losses, including litigation claiming fraud or negligence. There can be no assurance that the Company's network structure will operate appropriately in the event of a computer systems failure or that, in the event of a tornado, fire or any other natural disaster, power or telecommunications failure, act of God or war, the Company will be able to prevent an extended computer systems failure. Any computer systems failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Systems".

DEPENDENCE ON KEY PERSONNEL

    The Company's business is dependent upon a small number of key executive officers, principally J. Joe Ricketts, the Company's Chairman and Chief Executive Officer. The Company has employment agreements with J. Joe Ricketts, Joseph A. Konen, President and Chief Operating Officer, and Robert T. Slezak, Vice President, Chief Financial Officer and Treasurer. The Company does not maintain any "key person" life insurance policy on any of its executives for the benefit of the Company. The loss of the services of any of the key personnel or the inability to identify, hire, train and retain other qualified personnel in the future could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Employees" and "Management--Executive Officer Compensation--Employment Agreements."

OWNERSHIP AND CONTROL BY AFFILIATES

    Upon completion of the Offering, J. Joe Ricketts, Marlene M. Ricketts, and trusts held for the benefit of their children, grandchildren and their spouses
(collectively, the "Ricketts Family") will own approximately   % of the Class A
Stock and all of the Class B Stock, which will constitute approximately   % of
the Common Stock ( % if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders." As a result, the Ricketts Family will have the ability to control all fundamental matters affecting the Company, including the election of the majority of the directors of the Company, the acquisition or disposition of the Company's assets, the future issuance of Common Stock or other securities of the Company and the declaration of any dividend payable on the Common Stock. In addition, the Ricketts Family could convert a portion of its Class B Stock into Class A Stock and subsequently dispose of such shares, thereby substantially reducing its economic interest in the Company while retaining the ability to elect the majority of the directors of the Company. However, all the Class B Stock shall automatically convert into Class A Stock if the number of shares of outstanding Common Stock held by the

Control Group, which includes the Ricketts Family and its lineal descendants, falls below 20% of the total number of shares of outstanding Common Stock. See "Description of Capital Stock--Conversion Rights."

STRATEGIC ACQUISITIONS AND RELATIONSHIPS

    The Company has pursued and may in the future pursue strategic acquisitions of complementary businesses and technologies. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. There can be no assurance that the Company will be able to integrate successfully any operations, personnel, services or products that might be acquired in the future or that any acquisition will enhance the Company's business, financial condition or operating results. The Company has established a number of strategic relationships with online service providers and information service providers. There can be no assurance that any such relationships will be maintained, that if such relationships are maintained, they will be successful or profitable or that the Company will be successful in developing any new strategic alliances. See "Business--Strategic Relationships."

CLEARING OPERATIONS

    AmeriTrade Clearing provides clearing and execution services to each of the Company's discount brokerage businesses, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. As a clearing broker, AmeriTrade Clearing also assumes direct responsibility for the possession and control of customer securities and other assets and the clearance of customer securities transactions. Clearing brokers are subject to substantial regulatory control and examination. Errors in performing clearing functions or reporting could lead to civil penalties imposed by the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers, Inc. (the "NASD"), other self-regulatory organizations ("SROs") and other regulatory bodies. Errors in the clearing process also may lead to civil liability for actions in negligence brought by parties who are financially harmed as a result of clerical errors related to the handling of customer funds and securities. There can be no assurance that any of such errors will not have a material adverse effect on the Company's business, financial condition and operating results.

    In connection with its clearing and execution services, the Company makes margin loans to customers collateralized by customer securities and periodically borrows securities to cover trades. By permitting customers to purchase securities on margin, the Company is subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by the Company could fall below the amount of a customer's indebtedness. In addition, under specific regulatory guidelines, the Company collateralizes borrowings of securities by depositing cash or securities with lending institutions. Failure to maintain cash deposit levels at all times at least equal to the value of the related securities can subject the Company to risk of loss should there be sharp changes in market values of substantial amounts of securities and parties to the borrowing transactions fail to honor their commitments. See "Business--Operations."

ENCRYPTION TECHNOLOGY

    The Company relies on encryption and authentication technology, including public key cryptography technology licensed from Netscape Communications, Inc. to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the Netscape technology or other algorithms used by the Company to protect customer transaction data. Any such compromise of the

Company's security could have a material adverse effect on the Company's business, financial condition and operating results.

RELATED PARTY TRANSACTIONS AND POTENTIAL CONFLICTS

    The Company has entered into a certain lease transaction with the Ricketts Family and will continue to enter into similar transactions in the future. The Company's intention is that all such transactions will be on terms at least as favorable to the Company as would be obtainable in arm's-length dealings with unrelated third persons. However, the ongoing relationship between the Company and the Ricketts Family may result in conflicts of interest between the Company and the Ricketts Family, which may result in action taken by the Company that does not fully reflect the interests of all stockholders of the Company. In order to minimize any conflict of interest, the fairness and reasonableness of any compensation paid to the Ricketts Family or their affiliates by the Company and any material transaction between the Ricketts Family or its affiliates and the Company in the future will be subject to approval by a majority of the independent members of the Board of Directors of the Company (the "Board") or by an independent firm selected by such members. See "Certain Transactions."

GOVERNMENT REGULATION

    The securities industry in the United States is subject to extensive regulation under both federal and state laws. In addition, the SEC, the NASD, other SROs, such as the various stock exchanges, and other regulatory bodies, such as state securities commissions, require strict compliance with their rules and regulations. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, and not with protecting the interests of the Company's stockholders. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. AmeriTrade Clearing also is required to comply with many complex laws and rules as a clearing broker, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Failure to comply with any of these laws, rules or regulations could result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

    The Company has recently initiated an aggressive marketing campaign designed to bring greater brand name recognition to its product lines. All marketing activities by the Company's subsidiaries are regulated by the NASD. The NASD can impose certain penalties, including censure, fine, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer and certain of its officers or employees for violations of the NASD's advertising regulations.

    It is the Company's intent to expand its business in United States securities to other countries. In order to expand its services internationally, the Company must comply with regulatory controls of each specific country in which it conducts business. The brokerage industry in many foreign countries is heavily regulated. The varying compliance requirements of these different regulatory jurisdictions may limit the Company's ability to expand internationally. See "Business--Government Regulation."

NET CAPITAL REQUIREMENTS

    The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC's Uniform Net Capital Rule (the "Net Capital Rule"), which governs each of the Company's subsidiaries. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries, which in turn could limit the Company's ability to pay dividends, repay debt and repurchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Government Regulation."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

    The Company currently anticipates that its available cash resources and credit facilities, combined with the net proceeds to the Company from the Offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for the foreseeable future based on known and reasonably estimated trends. However, if the Company needs to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements, there can be no assurance that additional financing will be available when needed on terms favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have approximately
shares of Common Stock outstanding, including       shares of Class A Stock
offered hereby and 7,697,650 "restricted" shares of Common Stock. The shares of Class A Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act. Of the 7,697,650 restricted shares, 7,568,743 shares of Common Stock are currently eligible for sale under Rule 144, and 128,907 shares of Common Stock will be eligible for sale under Rule 144 beginning in November 1998. Certain employees of the Company purchased 59,462 shares of Class A Stock from J. Joe Ricketts in November 1996. Although those shares will be eligible for sale under Rule 144 beginning in November 1998, the respective stock purchase agreements between such employees and Mr. Ricketts prohibit the sale of such shares until May 1999, subject to certain limited exceptions. In addition, the Company intends to register under the Securities Act 500,000 shares of Class A Stock reserved for issuance under its employee stock option plan. See "Management--Executive Officer Compensation--1996 Long Term Incentive Plan."

    Each of the Company, its directors and officers, the Selling Stockholders and certain other stockholders has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of the Class A Stock or securities convertible into or exchangeable or exercisable for any shares of the Class A Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except, in the case of the Company, issuances pursuant to the exercise of employee stock options granted under the Company's existing employee benefit plans and, in the case of the directors and officers, Selling Stockholders and certain other stockholders, gifts and pledges of shares where the donees or pledgees, as the case may be, agree in writing to be bound by the terms of such agreement. See "Shares Eligible for Future Sale" and "Underwriting."

    Future sales of a substantial amount of Class A Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Class A Stock prevailing from time to time in the public market. See "Shares Eligible for Future Sale."

LACK OF PRIOR MARKET FOR CLASS A STOCK

    Prior to the Offering, there has been no public market for the Class A Stock. The Company will apply for quotation of the Class A Stock on the Nasdaq National Market under the trading symbol "AMTD". There can be no assurance that an active public market will develop or be sustained for the Class A Stock. The initial public offering price will be determined through negotiations between the Company, the Selling Stockholders and the representatives of the Underwriters and may not be indicative of the market price for the Class A Stock after the completion of the Offering. The market price of the Class A Stock after completion of the Offering could be subject to significant fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software, services or products by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Class A Stock. There can be no assurance that purchasers of Class A Stock will be able to resell their Class A Stock at prices equal to or greater than the initial public offering price. See "Underwriting."

DILUTION

    Purchasers in the Offering will experience immediate and substantial dilution in the net tangible book value per share of their investment in the Class A Stock. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offering are estimated to be
approximately $      million ($      million if the Underwriters' over-allotment
option is exercised in full) assuming an initial public offering price of
$      per share (the mid-point of the estimated range of the initial public offering price set forth on the cover of this Prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of shares of Class A Stock by the Selling Stockholders. Approximately $4.9 million of the net proceeds to the Company will be used to repay borrowings under the Company's credit facility. These borrowings mature through 1999 and bear interest at a variable rate, which at September 27, 1996 was 9.25%. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources--Bank Loan Agreement." The remainder of the net proceeds will be used to expand the Company's customer base through marketing activities and the development and acquisition of new forms of technology to be used in the Company's business. The Company may also use a portion of the proceeds for other general corporate purposes, including to acquire complementary businesses and to increase the net capital of AmeriTrade Clearing. See "Risk Factors--Strategic Acquisitions and Relationships." The Company does not currently have any agreements with respect to any such acquisitions. Prior to the application of the net proceeds to the Company as described above, such funds will be invested in short-term investment grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends to its stockholders in the foreseeable future. The Company currently intends to retain all future earnings to finance the continued expansion and operation of its business. The Company's Certificate of Incorporation provides that any cash dividend declared must be paid equally on a per share basis on the Class A Stock and the Class B Stock. See "Description of Capital Stock--Common Stock--Dividend Rights." Any determination as to the payment of dividends will be made by the Board and will depend upon the Company's future results of operations, financial condition, capital requirements and such other factors as the Board considers appropriate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                    DILUTION

    The net tangible book value of the Common Stock at September 27, 1996 was approximately $24.0 million, or $2.99 per share. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company. After giving effect to the Offering, the pro forma net tangible book value of the Common Stock at September
27, 1996 would have been approximately $      million, or $      per share. This
represents an immediate increase in the net tangible book value of $      per
share to present stockholders and an immediate dilution of $      per share to
new investors purchasing shares at an assumed initial public offering price of
$      per share. The following table illustrates this per share dilution in net tangible book value:

Assumed initial public offering price per share.......................             $
  Net tangible book value per share at September 27, 1996.............  $    2.99
  Increase per share attributable to new investors....................
Pro forma net tangible book value per share after the Offering........
                                                                                   ---------
Net tangible book value dilution per share to new investors...........             $
                                                                                   ---------
                                                                                   ---------

    The following table summarizes the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share:

                                                     SHARES PURCHASED         TOTAL CONSIDERATION
                                                  -----------------------  -------------------------   AVERAGE PRICE
                                                    NUMBER    PERCENTAGE      AMOUNT     PERCENTAGE      PER SHARE
                                                  ----------  -----------  ------------  -----------  ---------------
Existing stockholders...........................   8,008,650           %   $  1,101,668           %      $    0.14
New investors...................................                                                         $
                                                  ----------       -----   ------------       -----
    Total.......................................                    100%                       100%
                                                  ----------       -----   ------------       -----
                                                  ----------       -----   ------------       -----

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 27, 1996 and as adjusted to give effect to the Offering and the application of the net proceeds therefrom to the Company. See "Use of Proceeds." This information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the other information included elsewhere in this Prospectus.

                                                                                                SEPTEMBER 27, 1996
                                                                                            --------------------------
                                                                                             ACTUAL      AS ADJUSTED
                                                                                            ---------  ---------------
                                                                                                  (IN THOUSANDS)
Long-term debt:
  Bank Loan Agreement (1).................................................................  $   4,853     $      --
                                                                                            ---------           ---
        Total debt........................................................................      4,853            --
Stockholders' equity:
  Class A Stock, par value $.01 per share, 25,000,000 shares authorized, 7,155,900 shares
    issued and outstanding................................................................         72
  Class B Stock, par value $.01 per share, 2,000,000 shares authorized, 852,750 shares
    issued and outstanding................................................................          9             9
  Additional paid-in-capital..............................................................        857
  Retained earnings.......................................................................     29,724
                                                                                            ---------           ---
    Total stockholders' equity............................................................     30,662
                                                                                            ---------           ---
      Total capitalization................................................................  $  35,515     $
                                                                                            ---------           ---
                                                                                            ---------           ---

------------------------

(1) For a description of the Bank Loan Agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Bank Loan Agreement" and Note 3 to the Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial information with respect to the Company that has been derived from the audited consolidated financial statements for the years indicated. This selected consolidated financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                           YEAR ENDED
                                            -------------------------------------------------------------------------
                                            SEPTEMBER 25,  SEPTEMBER 24,  SEPTEMBER 30,  SEPTEMBER 29,  SEPTEMBER 27,
                                                1992           1993           1994           1995           1996
                                            -------------  -------------  -------------  -------------  -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenues:
    Commissions and clearing fees.........    $  10,246      $  16,910      $  20,386      $  23,977      $  36,470
    Interest revenue......................        3,980          5,838          9,856         16,297         22,518
    Equity income (loss) from
      investments.........................       --               (240)          (575)           543          3,359
    Gain from sale of partnership
      interest............................       --             --             --                584         --
    Other.................................          773          1,031          1,694          1,481          3,032
                                            -------------  -------------  -------------  -------------  -------------
      Total revenues......................       14,999         23,539         31,361         42,882         65,379
    Interest expense......................        1,852          2,258          3,912          7,862         11,040
                                            -------------  -------------  -------------  -------------  -------------
      Net revenues........................       13,147         21,281         27,449         35,020         54,339
  Expenses excluding interest:
    Employee compensation and benefits....        4,186          5,368          6,538          8,482         14,050
    Commissions and clearance.............        1,474          1,447          1,717          2,517          2,531
    Communications........................          890          1,289          1,892          2,353          3,686
    Occupancy and equipment costs.........          650            970          1,412          1,627          2,890
    Advertising and promotion.............        2,091          3,928          5,987          4,842          7,537
    Provision for losses..................           24            131            266          1,429            148
    Amortization of goodwill..............            7              7              7             94            363
    Other.................................        1,098          1,877          2,180          2,846          4,717
                                            -------------  -------------  -------------  -------------  -------------
      Total expenses excluding interest...       10,420         15,017         19,999         24,190         35,922
                                            -------------  -------------  -------------  -------------  -------------
  Income before provision for income
    taxes.................................        2,727          6,264          7,450         10,830         18,417
  Provision for income taxes..............        1,086          2,119          2,619          3,799          7,259
                                            -------------  -------------  -------------  -------------  -------------
  Net income..............................    $   1,641      $   4,145      $   4,831      $   7,031      $  11,158
                                            -------------  -------------  -------------  -------------  -------------
                                            -------------  -------------  -------------  -------------  -------------

  Earnings per share......................    $    0.18      $    0.48      $    0.60      $    0.88      $    1.39
                                            -------------  -------------  -------------  -------------  -------------
                                            -------------  -------------  -------------  -------------  -------------

  Weighted average shares outstanding.....        9,125          8,573          8,035          8,009          8,009

OPERATING DATA:
  Average customer trades per day.........          841          1,220          1,519          2,055          3,670
  Number of active accounts (1)...........          n/a            n/a         61,665         86,431        110,825
  Average net revenue per trade...........    $      62      $      69      $      70      $      67      $      59
  Operating margin (2)....................           21%            29%            27%            31%            34%
  Return on average equity (3)............           44%            69%            49%            47%            44%


                                            SEPTEMBER 25,  SEPTEMBER 24,  SEPTEMBER 30,  SEPTEMBER 29,  SEPTEMBER 27,
                                                1992           1993           1994           1995           1996
                                            -------------  -------------  -------------  -------------  -------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and segregated investments.........    $  40,592      $  53,787      $ 101,352      $ 125,456      $ 191,436
  Receivable from customers and
    correspondents........................       47,892         86,281         99,627        130,187        166,075
  Total assets............................       93,267        151,228        216,991        287,105        401,679
  Payable to customers and
    correspondents........................       85,299        138,958        198,539        251,862        356,943
  Notes payable...........................       --             --             --              7,097          4,853
  Stockholders' equity....................        4,394          7,831         12,473         19,504         30,662

------------------------------

(1) Active accounts consist of those accounts at year end with activity in the last twelve months.

(2) Operating margin is computed by dividing income before provision for income taxes by net revenues.

(3) Return on average equity is computed by dividing net income by stockholders' equity averaged on a quarterly basis.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    The Company was established in 1971 and has conducted its operations in the discount brokerage industry since 1975. The Company's consolidated financial statements include the accounts of AmeriTrade Holding Corporation and its wholly owned discount brokerage subsidiaries, Accutrade, Aufhauser, Ceres and All American, and its wholly owned securities clearing subsidiary, AmeriTrade Clearing. The Company began to provide clearing and execution services for its own broker-dealer subsidiaries and for independent correspondents in 1983. Throughout the 1980s, the Company's discount securities brokerage and clearing and execution businesses experienced significant growth, both in terms of number of accounts and trading volume. In the 1990s, the Company has continued to grow and has diversified its services through the formation of Ceres in 1994 and eBroker in 1996. In July 1995, the Company acquired the net assets of Aufhauser for approximately $7.6 million in cash. Of the total purchase price, $7.0 million was allocated to goodwill, which is being amortized over a 20 year period. In October 1995, the Company acquired the net assets of All American for approximately $0.2 million.

    The Company's revenues consist primarily of transaction revenues and interest revenues. Transaction revenues include brokerage commissions, securities transaction clearing fees and payments based on order flow. Interest revenues are generated by charges to customers on debit balances maintained in brokerage accounts and the investment of cash from operations and cash segregated in compliance with federal regulations in short-term marketable securities.

    Interest expense consists of amounts paid or payable to customers based on credit balances maintained in brokerage accounts, as well as costs related to notes payable, letters of credit and a revolving line of credit with financial institutions.

    The Company's operating expenses include employee compensation and benefits, commissions and clearing fees related to the processing of securities transactions, telephone, postage and other communications costs, occupancy and equipment costs, advertising and promotion costs, provision for losses related to the processing of securities transactions, and amortization of goodwill established in connection with the acquisitions discussed above.

    In addition, the Company incurs supply costs related to the processing of customer confirmations, statements and other communications, as well as general office supply costs, legal costs and regulatory costs. These costs have been classified as other expenses on the Company's consolidated statements of income.

    For the years ended September 27, 1996, September 29, 1995 and September 30, 1994, 67%, 68% and 74%, respectively, of the Company's net revenues were derived from commissions and clearing fees. Clearing services include the confirmation, receipt, settlement, delivery and recordkeeping functions involved in the processing of securities transactions. Included as a part of the clearing function is the assumption of responsibility for the possession and control of customer securities and other assets. As a result, the Company records on its balance sheet amounts receivable from customers that are a result of margin loans (loans made to customers that are collateralized by securities held in customers' brokerage accounts at the Company). In addition, the Company records on its balance sheet amounts payable to its customers and correspondent broker-dealers related to cash balances maintained by the Company on behalf of those customers and correspondents (free credit balances).

    The Company uses several execution agents to execute its customers' orders and derives a significant portion of its revenues from these execution agents for such order flow. The revenues generated by the Company under these arrangements for the years ended September 27, 1996, September 29, 1995 and September 30, 1994 were 15%, 11% and 12%, respectively, of net revenues. The majority of these revenues were received from execution agents owned by Roundtable Partners, L.L.C. ("Roundtable"), an entity that was approximately 12.1% owned by the Company as of September 27, 1996. Competition between execution agents has narrowed the spread between bid and ask prices, which has made it less profitable for execution agents to offer order flow payments to brokers such as the Company's subsidiaries. The Company expects such payments to decrease as competition increases; however, the Company has taken steps and intends to take further steps to mitigate the financial impact of the loss of these revenues. See "Business--Investments." Nevertheless, there can be no assurance that the loss of any significant portion of these revenues will not have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Loss of Future Order Flow Payments."

    The Company operates in a highly competitive and rapidly expanding market. As a result, a significant portion of its operating costs are incurred in connection with advertising and promotional activities. These expenditures represented 14%, 14% and 22% of operating expenses in the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively. The Company's primary advertising and promotional mediums include print, television, direct mail, online services and various Internet sites. The Company generally expenses all advertising and promotional costs as incurred. The Company has increased its advertising and promotional activities substantially during the first quarter of fiscal 1997 and intends to maintain a high level of such expenditures during the remainder of fiscal 1997.

RESULTS OF OPERATIONS

    The following table sets forth the percentage of net revenues and amounts per trade represented by certain items included in the Company's consolidated statements of income for the periods indicated:

                                                                                 YEAR ENDED
                                             ----------------------------------------------------------------------------------
                                                 SEPTEMBER 30, 1994          SEPTEMBER 29, 1995          SEPTEMBER 27, 1996
                                             --------------------------  --------------------------  --------------------------
                                                  %        $ PER TRADE        %        $ PER TRADE        %        $ PER TRADE
                                             -----------  -------------  -----------  -------------  -----------  -------------
Revenues:
  Commissions and clearing fees............        74.3%    $   52.22          68.5%    $   45.93          67.1%    $   39.44
  Interest revenue.........................        35.9         25.25          46.5         31.23          41.4         24.35
  Equity income (loss) from investments....        (2.1)        (1.47)          1.5          1.04           6.2          3.63
  Gain from sale of partnership interest...         0.0        --               1.7          1.12           0.0        --
  Other....................................         6.2          4.34           4.3          2.84           5.6          3.28
                                                -----          ------       -----          ------       -----          ------
    Total revenues.........................       114.3         80.34         122.5         82.16         120.3         70.70
  Interest expense.........................        14.3         10.02          22.5         15.06          20.3         11.94
                                                -----          ------       -----          ------       -----          ------
    Net revenues...........................       100.0         70.32         100.0         67.10         100.0         58.76

Expenses excluding interest:
  Employee compensation and benefits.......        23.8         16.75          24.2         16.25          25.9         15.19
  Commissions and clearance................         6.3          4.40           7.2          4.82           4.7          2.74
  Communications...........................         6.9          4.85           6.7          4.51           6.8          3.99
  Occupancy and equipment costs............         5.1          3.62           4.6          3.12           5.3          3.12
  Advertising and promotion................        21.8         15.34          13.8          9.28          13.9          8.15
  Provision for losses.....................         1.0          0.68           4.1          2.74           0.3          0.16
  Amortization of goodwill.................         0.0          0.02           0.3          0.18           0.7          0.39
  Other....................................         7.9          5.59           8.1          5.45           8.7          5.10
                                                -----          ------       -----          ------       -----          ------
    Total expenses excluding interest......        72.8         51.25          69.0         46.35          66.3         38.84
                                                -----          ------       -----          ------       -----          ------
Income before provision for income taxes...        27.2         19.07          31.0         20.75          33.7         19.92
  Provision for income taxes...............         9.5          6.71          10.8          7.28          13.4          7.85
                                                -----          ------       -----          ------       -----          ------
    Net income.............................        17.7%    $   12.36          20.2%    $   13.47          20.3%    $   12.07
                                                -----          ------       -----          ------       -----          ------
                                                -----          ------       -----          ------       -----          ------

    FISCAL YEARS ENDED SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

    NET REVENUES. Commissions and clearing fees increased 52% to $36.5 million for fiscal 1996 from $24.0 million in fiscal 1995. This increase was primarily attributable to an increase in the number of securities transactions processed, as average trades per day increased 79% to 3,670 in fiscal 1996 from 2,055 in fiscal 1995. The increase in transaction processing volume was primarily a result of the marketing efforts undertaken by the Company's discount brokerage subsidiaries, the first full fiscal year of operations of Aufhauser and the introduction of the Accutrade FOR WINDOWS software in March 1996. The increase in transactions processed was partially offset by a decrease in average commission revenue per trade of 15% to $39 in fiscal 1996 from $46 in fiscal 1995, primarily as a result of an increased proportion of trades generated by Ceres.

    Net interest revenue (interest revenue less interest expense) increased 37% to $11.5 million in fiscal 1996 from $8.4 million in fiscal 1995. This increase was due primarily to an increase of 42% in cash and investments segregated in compliance with federal regulations, an increase of 28% in customer and correspondent broker-dealer receivables and an increase of 42% in amounts payable to customers and correspondent broker-dealers in fiscal 1996 over fiscal 1995.

    Equity income from the Company's investments increased to $3.4 million in fiscal 1996 from $0.5 million in fiscal 1995, due primarily to the Company's investment in Roundtable in March 1995.

    The Company recorded a fiscal 1995 gain of $0.6 million related to the sale of its interest in Bond Express, L.P. in August 1995.

    Other revenues increased 100% to $3.0 million for fiscal 1996 from $1.5 million for fiscal 1995, due primarily to an increase in marketing fees and service fees paid to the Company by mutual funds.

    EXPENSES EXCLUDING INTEREST. Expenses associated with employee compensation and benefits, commissions and clearance, communications, occupancy, equipment and other costs increased 57% to $27.9 million in fiscal 1996 from $17.8 million in fiscal 1995, due primarily to the increase in the Company's transaction processing and customer account maintenance activities.

    Advertising and promotion expenses increased 56% to $7.5 million in fiscal 1996 from $4.8 million in fiscal 1995 as the Company increased its advertising and promotional expenditures in connection with the introduction and promotion of its Accutrade FOR WINDOWS software in March 1996.

    Provision for losses, net of recoveries, was $1.4 million in fiscal 1995, due primarily to the settlement of a complaint relating to alleged responsibility for trading losses. See Note 7 to the Consolidated Financial Statements.

    Amortization of goodwill increased to $0.4 million in fiscal 1996 from $0.1 million in fiscal 1995 due to the July 1995 acquisition of Aufhauser.

    Income tax expense increased 92% to $7.3 million in fiscal 1996 from $3.8 million in fiscal 1995, consistent with the increase in net income before income taxes during the same period.

    FISCAL YEARS ENDED SEPTEMBER 29, 1995 AND SEPTEMBER 30, 1994

    NET REVENUES. Commissions and clearing fees increased 18% to $24.0 million for fiscal 1995 from $20.4 million in fiscal 1994. This increase was primarily attributable to an increase in the number of securities transactions processed, as average trades per day increased 35% to 2,055 in fiscal 1995 from 1,519 in fiscal 1994. The increase in transaction processing volume was primarily a result of the marketing efforts undertaken by the Company's discount brokerage subsidiaries and the acquisition of Aufhauser in July 1995. The increase in transactions processed was partially offset by a decrease in average commission revenue per trade of 12% to $46 in fiscal 1995 from $52 in fiscal 1994, primarily as a result of an increased proportion of trades generated by Ceres. In addition, the acquisition of Aufhauser contributed significantly to the 40% increase in the number of active accounts from 61,665 at September 30, 1994 to 86,431 at September 29, 1995.

    Net interest revenue (interest revenue less interest expense) increased 42% to $8.4 million in fiscal 1995 from $5.9 million in fiscal 1994. This increase was due primarily to an increase of 24% in cash and investments segregated in compliance with federal regulations, an increase of 31% in customer and correspondent broker-dealer receivables and an increase of 27% in amounts payable to customers and correspondent broker-dealers in fiscal 1995 over fiscal 1994.

    Equity income from the Company's investments increased to $0.5 million in fiscal 1995 from a loss of $0.6 million in fiscal 1994, due primarily to the Company's investment in Roundtable in March 1995, which generated income of $0.9 million.

    The Company recorded a fiscal 1995 gain of $0.6 million related to the sale of its interest in Bond Express, L.P. in August 1995.

    Other revenues decreased 13% to $1.5 million for fiscal 1995 from $1.7 million for fiscal 1994, due primarily to a decrease in transfer and service fees generated from correspondent broker-dealers.

    EXPENSES EXCLUDING INTEREST. Expenses associated with employee compensation and benefits, commissions and clearance, communications, occupancy, equipment and other costs increased 30% to $17.8 million in fiscal 1995 from $13.7 million in 1994, due primarily to the increase in the Company's transaction processing and customer account maintenance activities.

    Advertising and promotion expenses decreased 20% to $4.8 million in fiscal 1995 from $6.0 million in fiscal 1994 as the Company reduced its advertising and promotional expenditures related to Accutrade prior to its development and promotion of its Accutrade FOR WINDOWS software.

    Provision for losses, net of recoveries, was $1.4 million in fiscal 1995 due primarily to the settlement of a complaint relating to alleged responsibility for trading losses. See Note 7 to the Consolidated Financial Statements.

    Amortization of goodwill was $0.1 million in fiscal 1995 due to the July 1995 acquisition of Aufhauser.

    Income tax expense increased 45% to $3.8 million in fiscal 1995 from $2.6 million in fiscal 1994, consistent with the increase in net income before income taxes during the same period.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its growth primarily through the use of funds generated from operations. As of September 27, 1996, the Company had $15.8 million in cash and cash equivalents, working capital of $6.4 million and $4.0 million available under its revolving line of credit.

    The Company is subject to the requirements of the SEC and the NASD relating to liquidity, capital standards and the use of customer funds and securities. The Company has historically operated in excess of the minimum net capital requirements. See "Business--Government Regulation." The net proceeds from the Offering will enhance the Company's net capital position, thereby enabling it to more readily expand its brokerage and clearing businesses. The Company anticipates that its available cash resources and credit facilities, combined with the net proceeds from the Offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for the foreseeable future based on known and reasonably estimated trends.

    OPERATING CASH FLOW

    The Company generated $20.9 million in cash from operations in fiscal 1996, compared to $7.4 million and $2.0 million in fiscal 1995 and 1994, respectively. The increase in fiscal 1996 was attributable primarily to an increase in transaction volume related to growth in the discount brokerage operations and the acquisition of Aufhauser.

    Cash used in investing activities was $4.7 million in fiscal 1996, down from $14.1 million in fiscal 1995 and up from $1.7 million in fiscal 1994. The significant use of cash in fiscal 1995 related to the purchase of property and equipment and the acquisition of ownership interests in Aufhauser and Telescan, Inc. ("Telescan"), as well as increases in the ownership interests of the Company's investments in Roundtable and Comprehensive Software Systems, Ltd. ("CSS"). Uses of cash in fiscal 1996 related primarily to purchases of property and equipment and additional investments in Roundtable and CSS, offset by cash distributions received from Roundtable. See "Business--Investments."

    Cash used in financing activities was $2.2 million in fiscal 1996, as compared to cash provided by financing activities of $7.1 million in fiscal 1995 and cash used of $0.2 million in fiscal 1994. The cash provided in fiscal 1995 was due primarily to term notes payable issued in connection with the Aufhauser acquisition, and the cash used in fiscal 1996 was due to payments made on those term notes.

    BANK LOAN AGREEMENT

    The Company has entered into a Loan Agreement dated as of December 22, 1994 (as amended, the "Bank Loan Agreement") with the First National Bank of Omaha (the "Bank"). Pursuant to the Bank Loan Agreement, the Company has borrowed a term loan of $1.9 million payable in monthly installments of principal of $79,000 beginning January 31, 1995 until January 31, 1997, and a term loan of $6.0 million payable in monthly installments of principal of $125,000 beginning August 31, 1995 until July 31, 1999, and may borrow, pay and reborrow up to $4.0 million in revolving loans until January 31, 1997. As of September 27, 1996, the outstanding principal amount of the term loans was $4.9 million, and there were no outstanding revolving loans. All of the loans bear interest at the rate designated by the Bank as its regional base rate, which at September 27, 1996 was 9.25%. The Company has pledged all of the outstanding stock of AmeriTrade Clearing to the Bank. The Company pays the Bank an annual commitment fee of 0.5% of the average daily unused amount of the revolving loans. The Bank Loan Agreement contains various covenants, the more restrictive requirements being: minimum net capital requirements, minimum net worth requirements, limitations on incurring additional indebtedness and limitations on the sale or pledge of capital stock of the Company's subsidiaries or a substantial part of the Company's assets.

    Letters of credit in an aggregate amount of $16.3 million as of September 27, 1996 have been issued on behalf of AmeriTrade Clearing by a financial institution. These letters of credit, which are for the benefit of securities clearinghouses, have been issued to support margin requirements. AmeriTrade Clearing pays a maintenance fee of 0.5% of the committed amount for each letter of credit. In addition, the same financial institution may make loans to AmeriTrade Clearing if requested under a note. AmeriTrade Clearing has pledged customer securities, the amount of which fluctuates from time to time, to secure its obligations under the letters of credit and the note. As of September 27, 1996, no amounts were outstanding under the note.

    CAPITAL EXPENDITURES

    The Company's anticipated capital expenditures for fiscal 1997 approximate $6.0 million, primarily for the purchase of office, computer and other operating equipment. In addition, at September 27, 1996, the Company had lease commitments for operating equipment and facilities extending through 2013 in an aggregate amount of approximately $14.3 million.

                                    BUSINESS

OVERVIEW

    The Company is a technology and service driven provider of discount securities brokerage and related financial services. The Company provides retail brokerage services to individual investors throughout the United States and internationally through a variety of electronic mediums, including the Internet, and through registered representatives. The Company offers trade execution for stocks, mutual funds, options and bonds, as well as market data and research. The Company also provides clearing and execution services to its own retail brokerage operations, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners. The Company had approximately 111,000 active accounts as of September 27, 1996, an increase from approximately 86,000 active accounts as of September 29, 1995. Average daily trading volume during the month of October 1996 was approximately 4,200 executed transactions. This compares to an average daily trading volume of approximately 3,700 executed transactions during fiscal 1996.

    The Company has experienced significant growth over the past five years while expanding profitability. Transaction volumes have increased at an average annual rate of 45% from fiscal 1992 through fiscal 1996. Net revenues and net income have grown at average annual rates of 43% and 61%, respectively, over the same period. These increases, along with the Company's ability to leverage the use of technology and its aggressive marketing, have resulted in an average return on equity over the same five-year period of 51% and an operating margin that has increased from 21% in fiscal 1992 to 34% in fiscal 1996.

    The Company's leadership position in the discount brokerage industry is a result of its unique approach to the delivery of retail brokerage and execution and clearing services. Retail brokerage services are provided under four distinct brand names, each of which offers a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. Accutrade offers advanced technology delivery systems to sophisticated investors. Aufhauser provides third-party research and investment analysis to experienced investors. Ceres offers execution services to customers who want minimal transaction costs. eBroker provides execution services exclusively through the Internet. This branding strategy allows the Company to segment the marketplace, which enables it to align the cost structures of its discount brokerage businesses with the level of services desired by their customers. By providing clearing and execution services, the Company is able to expand its customer base, provide synergies to the Company's retail brokerage businesses and diversify its revenues.

    The Company offers its retail brokerage customers the opportunity to conduct business through a diversity of electronic mediums, including the Internet, automated touchtone telephone, personal computer, the Sharp Zaurus personal digital assistant and facsimile machine. During the quarter ended September 27, 1996, approximately 43% of the Company's transactions were generated through electronic mediums. The Company also maintains a staff of over 130 registered representatives to service customers directly. By combining innovative technology and a range of delivery systems with over 21 years of industry expertise, the Company is able to provide sophisticated services and efficient transaction execution while offering commissions that are among the lowest in the industry. The Company believes that its brokerage commissions are in most cases substantially lower than those charged by full-commission or traditional discount brokerage firms for similar transactions.

    The Company also provides services to over 70 independent broker-dealers, depository institutions, registered investment advisers and financial planners through AmeriTrade Clearing and AmeriVest. AmeriTrade Clearing provides complete securities transaction clearing and execution services to each of the Company's discount brokerage businesses, as well as to independent broker-dealers. AmeriVest provides discount brokerage services to depository institutions that do not operate their own registered broker-dealers. Providing services to these correspondents allows the Company to reach investors who rely on more traditional investment services, such as investment advice, or who prefer to deal with local or regional financial service providers. During the year ended September 27, 1996, the delivery of financial services to unaffiliated correspondents accounted for approximately 11% of the Company's net revenues.

INDUSTRY

    Before 1975, all stock exchanges required brokers to charge fixed minimum commissions for trades of listed stocks. Under pressure from Congress, the Department of Justice and the SEC, these policies were changed, which allowed for negotiated commissions and the unbundling of investment services. These developments brought about the advent of the discount brokerage firm, which could separate financial advisory services from execution services, and could execute trades at a lower cost than a full-commission broker. Although investors have been able to use discount brokerage services for years, various emerging trends make the modern investor more likely to use discount brokerage services, particularly electronic brokerage services.

    First, the unbundling of brokerage services from other financial services has permitted investors to pick and choose among various financial service providers for specified services. As a result, firms have emerged that provide the services provided by a full-commission broker on an A LA CARTE basis. Firms now specialize in investment advice, the provision of financial information and financial planning. Other firms, like the Company, specialize in providing securities brokerage services.

    Second, consumers have expanded access to powerful, yet inexpensive technology and are becoming more comfortable with and proficient in the use of this technology. The use of this new technology to sort and deliver vast amounts of information, to facilitate inexpensive communication of data and for the completion of financial transactions has been growing at an accelerating rate. Specifically, the Internet has produced thousands of new cyber-investors every day, primarily through the World Wide Web. Forrester Research, Inc. estimates the number of electronic brokerage accounts will approach 1.5 million by the end of 1996. Forrester further predicts the number of such accounts will grow to 10 million, carrying $524 billion of assets, by the year 2001, a 46% annual growth rate.

    Third, investors are becoming more self-reliant and value conscious in the pursuit of their financial goals. Investors are increasingly willing to acquire the information about, and an understanding of, investment alternatives and have become increasingly sophisticated and knowledgeable about investing. Access to a broad range of financial information and advice has decreased the necessity for full-service brokers. These investors make their own decisions about their financial future and tend to seek greater value, often in the form of lower transaction costs. As a result, the use of discount brokers and directly marketed no-load mutual funds have increased in market share at the expense of traditional providers charging a higher commission or sales load.

    Finally, the growth in financial assets held by an individual is accelerating. Large numbers of "baby boomers" are beginning to invest for their children's education and for their own retirement. Additionally, it is estimated that these individuals, many of whom have greater education, technical capabilities and investment choices than their parents, as well as greater access to information, will inherit up to $10 trillion from the previous generation during the next decade. This represents the largest transference of wealth in history.

    The convergence of these trends is creating a new marketplace for financial services. It is also creating a new investor, who is self-reliant, comfortable with the use of technology and value oriented. The Company seeks to be the leading provider of financial services to this new investor.

BUSINESS STRATEGY

    The Company seeks to capitalize on the changing financial services industry and to increase its market share by pursuing the following strategies:

    - MARKET DISTINCT BRANDS TO SPECIFIC GROUPS OF DISCOUNT BROKERAGE
      CUSTOMERS. The Company markets a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. By providing specified services to targeted customers in the discount brokerage market, the Company believes that it appeals to a broader range of investors seeking brokerage services at discount prices. Accutrade provides more technologically advanced solutions than the Company's other brands, including program trading and basket trading available through Accutrade FOR WINDOWS. Aufhauser is marketed to experienced investors seeking research and customer service. Aufhauser also provides international investors interested in the U.S. securities market with multi-lingual service and with toll-free telephone access from 36 countries. Ceres is directed at investors who are seeking simple and efficient execution services at the lowest possible transaction cost. eBroker serves investors who are comfortable with the Internet and prefer to trade exclusively through electronic communication in exchange for low-priced trade executions. Through this market segmentation approach, the Company is able to deliver products and services tailored to the specific needs of its customers in the most cost efficient manner. See "-- Discount Securities Brokerage Services."

    - CREATE TECHNOLOGICALLY INNOVATIVE SOLUTIONS TO INVESTOR NEEDS. The Company is a technology leader in the retail brokerage and clearing and execution businesses:

       - In 1988, the Company was the first broker to implement automated touchtone trading technology, which allows customers to place trades and obtain quotes electronically using the telephone.

       - In 1994, the Company became the first brokerage firm to offer trading services over the Internet.

       - In 1995, the Company introduced a trading application for the Sharp Zaurus personal digital assistant, which allows portable access to trades, quotes, positions and balances.

       - In 1996, the Company introduced Accutrade FOR WINDOWS, the first online investing system that permits individual investors to engage in program trading and basket trading.

       - The Company recently completed the development and introduction of AmeriTrade OnLine, a technologically advanced financial system for its correspondents that integrates the products and services of some of the world's foremost financial service vendors into one Internet-based system.

     The Company is actively pursuing additional technologies to service the rapidly evolving financial services industry. See "--Strategic Relationships" and "Product--Development."

    - PROVIDE THE BEST TRANSACTION VALUE TO INVESTORS. The Company strives to offer investors the best transaction values in the financial services industry by providing specified services at prices that are among the lowest in the industry. eBroker offers a flat $12.00 commission on Internet-only trades for an equity order of any size. For investors who want access to registered representatives as well as the Internet to place trades, Ceres charges a flat $18.00 fee for an equity order of any size. Investors desiring more services, such as increased technology, more trading options or research, may use Aufhauser or Accutrade. Through more efficient operations, an increasing number of transactions and the use of advanced technology, the Company strives to minimize costs, which allows it to offer some of the best transaction values in the industry.

    - EXPAND CLEARING AND EXECUTION SERVICES TO CORRESPONDENTS. The Company intends to continue to leverage the advanced technology offered to its retail brokerage customers to increase its clearing and execution business with correspondents. Providing clearing and execution services permits the Company to expand its customer base by allowing the Company to reach investors outside of its targeted retail brokerage markets. Providing clearing and execution services for its own broker-dealer subsidiaries allows the Company to realize efficiencies and achieve strategic flexibility as a result of its ability to control the delivery of these services without relying on third parties. In addition, the Company's clearing and execution services diversify the Company's revenues. See "-- Clearing and Execution Services."

DISCOUNT SECURITIES BROKERAGE SERVICES

    The Company provides retail brokerage services under four distinct brand names, each of which offers a range of services and commission rates designed to appeal to specific groups of investors within the discount brokerage market. The following chart summarizes by brand these services and the average commission per trade charged to customers during the month ended September 27, 1996:

                                                                             ACCUTRADE      AUFHAUSER       CERES       EBROKER
                                                                           -------------  -------------     -----     -----------
WAYS TO TRADE
    Internet.............................................................        -              -             -            -
    Touchtone telephone..................................................        -              -             -
    Personal computer....................................................        -              -
    Windows-based software...............................................        -
    Zaurus...............................................................        -                            -
    Fax..................................................................        -              -
    Registered representative............................................        -              -             -
PRODUCTS
    Stocks...............................................................        -              -             -            -
    Mutual funds.........................................................        -              -             -
    Options..............................................................        -              -             -            -
    Bonds................................................................        -              -             -
    American depositary receipts.........................................        -              -             -            -
    Foreign securities...................................................        -              -             -
    Certificates of deposit..............................................        -              -
    Precious metals......................................................        -              -
SERVICES OFFERED
    Quotes...............................................................        -              -             -            -
    Research.............................................................        -              -
    IRAs.................................................................        -              -             -            -
    Debit card...........................................................        -              -
    Check writing........................................................        -              -
    News.................................................................        -              -
    Tax lot accounting...................................................        -
    Program investing....................................................        -
    Basket trading.......................................................        -
AVERAGE COMMISSION PER TRADE CHARGED TO CUSTOMERS........................    $      51      $      33     $      19    $      13

[LOGO] ACCUTRADE, INC.

    Accutrade is a discount broker that offers advanced technology delivery systems for sophisticated investors. Accutrade and its predecessors have been providing value added brokerage services to customers since 1975. Accutrade currently allows customers to access its services through personal computer, the Internet, the Sharp Zaurus personal digital assistant, automated touchtone telephone and facsimile, and through registered representatives. Through its diverse mediums, Accutrade currently permits customers to trade in stocks, mutual funds, options and bonds.

    Accutrade is a leader in innovative technology that gives customers flexibility in account management at discount brokerage commissions. Accutrade pioneered automated touchtone trading technology in 1988, which allows customers to place trades and obtain quotes electronically using the telephone. In 1993, Accutrade PC was introduced, which allows customers the ability to place trades and retrieve quotes, positions and balances using a personal computer. In 1995, the Company capitalized on evolving technologies by introducing a trading application for the Sharp Zaurus personal digital assistant, which allows portable access to trades, quotes, positions and balances.

    Accutrade's Web site allows customers to enter orders for stocks, mutual funds and options, to view their balances, positions, order status, quotes and transaction history and to use research from Thomson Financial Services. The research offered includes historical and intra-day charts, company reports, earnings estimates, stock screening and general market information.

    Accutrade FOR WINDOWS was introduced in March 1996 to provide individual investors with an online investing system. Accutrade FOR WINDOWS is a powerful Windows-based trading software package that gives customers the ability to manage their financial assets. Customers using Accutrade FOR WINDOWS may place orders for stocks, mutual funds, options and corporate bonds. Customers can also review their balances, positions, transaction history and order status, and obtain quotes. In addition, the program enables customers to track multiple portfolios and tax lots and generates a variety of reports including a Schedule D for income tax purposes. Customers can create quote lists of their favorite stocks and keep price histories for them. Accutrade FOR WINDOWS also offers symbol lookup and creates a report of all of the equity options for an underlying stock. To provide additional helpful information to investors, the program includes a margin and option help file and a margin calculator.

    One of the advanced features of Accutrade FOR WINDOWS is the ability to create and execute program trades. This feature permits customers to create conditions under which orders will be placed and then have their personal computer monitor the market to automatically place the order. Customers can also design baskets of stocks to track and trade. A price history of the basket can be tracked to determine how the basket is performing, and a single order can buy or sell the basket. Investors also can place spread, straddle and buy/write orders using Accutrade FOR WINDOWS, features no other competing software offers. In addition, Accutrade FOR WINDOWS gives investors access to multiple news and research services. Customers can access company highlights from Ford Equity Research or detailed company reports and earnings estimates from Market Guide. Reuters Money Network and Telescan Investor's Platform software are also included. A demonstration of Accutrade FOR WINDOWS is available on the CD-ROM attached to the inside back cover page of this Prospectus.

    Accutrade offers a wide range of third-party research services to assist its customers in selecting the best trading strategy. Stock research includes professional reports on over 7,000 listed companies on the major exchanges, qualitative and quantitative analyses on all major industry sectors and ranking tables, including performance ratios for large, middle and small cap stocks. Accutrade's stock alerts notify clients of earnings, announcements, dividend reports, price changes of more than 3% and other significant events affecting investments.

    In addition to its trading department, which is staffed by registered representatives, Accutrade provides complete customer service for both technical and brokerage needs. Customer service representatives respond to inquiries about the technical services offered by Accutrade, including the Accutrade FOR WINDOWS system, the Accutrade Web site and Accutrade's Sharp Zaurus personal digital assistant application and to all other inquiries, which usually relate to securities transactions or other account activity. Active clients are assigned to their own customer service representative in order to provide continuity of service and to enhance the customer's relationship with Accutrade.

    Accutrade generally charges a commission of $28.00 plus 2 cents a share for an equity order.

[LOGO] K. AUFHAUSER & COMPANY, INC.

    The Company acquired Aufhauser in July 1995 in connection with the Company's business strategy to market distinct brands to different groups of investors in the discount brokerage market. Founded in New York, New York in 1981, Aufhauser is a discount brokerage firm that provides third-party research and investment analysis to experienced investors. Aufhauser was the first brokerage firm to offer trading services through the Internet via its WealthWEB site. Aufhauser provides customers with a wide array of investment vehicles, including common and preferred stocks, mutual funds, options, corporate and municipal bonds, American depositary receipts, various treasury obligations, foreign securities, certificates of deposit and precious metals. Additionally, Aufhauser offers cash management services, including checkwriting, debit cards, electronic funds transfers and cash machine access.

    Aufhauser provides access to its services through the Internet, automated touchtone telephone and personal computer and through registered representatives. WealthWEB connects customers to quotes, research, portfolio tracking and trade execution services. Furthermore, Aufhauser is positioned to service the rapidly growing interest of foreign investors in the United States securities market. Aufhauser provides multi-lingual service and toll-free access to customers in 36 nations around the world.

    Aufhauser strives to differentiate itself by providing a high level of personalized customer service. Aufhauser obtains research reports and gathers information on foreign securities upon request from customers. To assist customers in their transactions, Aufhauser also provides the latest news and information from a variety of outside sources that can be read over the phone or faxed to customers upon request.

    Aufhauser offers executions of equity trades for $24.99 for trades of up to 400 shares, $34.00 for trades of 400 shares up to 1,700 shares and two cents per share for trades in excess of 1,700 shares, with a 10% discount provided for electronic trades. Aufhauser also offers a special program whereby active traders can receive a year of equity executions, subject to certain restrictions, for a flat annual fee of $800.

[LOGO] CERES SECURITIES, INC.

    Ceres is a discount broker that provides execution services to customers who want minimal transaction costs. Ceres began operations in 1994 in response to customer demand for the provision of brokerage services with the lowest possible transaction costs to individual investors. The Company believes that Ceres is one of the fastest growing discount brokerage firms, experiencing an average increase in its account base of 9.3% per month during fiscal 1996. Through its automated systems and streamlined operations, Ceres is able to offer one of the lowest standard fees in the industry, charging a flat rate of $18.00 for an equity order of any size.

    Ceres provides customers with an efficient way to obtain high-quality executions through automated touchtone telephone and registered representatives. Ceres also operates a Web site on the Internet that gives customers easy access to their accounts. This online access allows customers to place equity, mutual fund and option orders, view account balances, positions, order status and transaction histories and obtain quotes. The Ceres Web site also features a daily column by distinguished business writer Andrew Tobias. In addition, Ceres customers are able to take advantage of the Company's trading software for the Sharp Zaurus personal digital assistant, which permits customers to place trades as well as obtain quotes, positions, balances and confirmations electronically. Customers who have trade-related problems are offered service by one of Ceres's registered representatives. Registered representatives are available 16 hours every trading day to accept trade orders for execution during market hours and to respond to trade-related inquiries.

    [LOGO] EBROKER

    eBroker commenced operations in 1996 as the first Internet-only brokerage firm. eBroker provides Internet trading services throughout the United States and internationally. eBroker's Web site permits customers to place equity and option orders, view account balances, positions, order status and transaction history and obtain quotes. Additionally, eBroker's Web site offers various types of company information and a demonstration of eBroker's trading system. By not maintaining expensive toll-free numbers or research staff, eBroker is able to offer a flat rate of $12.00 commission for an equity order of any size.

    eBroker serves investors who are comfortable with the Internet and prefer to trade exclusively through electronic communications in exchange for low priced trade executions. Customers inquiries are accepted via e-mail and representatives are required to respond within 24 hours, although responses usually are sent by return e-mail the same day they are received. Although eBroker does not maintain toll-free telephone numbers for customer inquiry, it does provide local number access for customer inquires which are time sensitive in nature. The Company believes eBroker offers one of the lowest commission rates in the industry.

CLEARING AND EXECUTION SERVICES

    [LOGO] AMERITRADE CLEARING, INC.

    AmeriTrade Clearing provides complete securities transaction clearing services to each of the Company's discount brokerage businesses, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners who serve their own retail customers. AmeriTrade Clearing provides safekeeping for approximately $4.0 billion in customer assets.

    AmeriTrade Clearing has recently completed the development and introduction of AmeriTrade OnLine, a technologically advanced financial system that integrates the products and services of some of the world's foremost financial service vendors into one Internet-based system. AmeriTrade OnLine permits correspondent broker-dealers, financial planners and registered representatives to design and implement investment planning programs for their customers using one integrated solution. Products available include equities, mutual funds, bonds, certificates of deposit, life insurance, annuities, retirement programs, wrap accounts and money market accounts. Services include estate planning, financial planning, portfolio development, asset allocation, asset management, personal accounting, tax analysis, news, quotes and research.

    [LOGO] AMERIVEST

    AmeriVest is a wholesale provider of discount brokerage services to depository institutions, including banks, savings and loans and credit unions. AmeriVest acts as the discount brokerage arm of its customers, providing access for the institution's retail customers to the equity and bond markets so that the institution itself does not have to become a registered broker-dealer. AmeriVest maintains a staff of registered representatives to service the retail customers of its correspondent financial institutions.

STRATEGIC RELATIONSHIPS

    The Company is actively pursuing alliances with various companies to increase trading volume and operational efficiencies and to further enhance its brand name recognition.

    [LOGO] The Company currently has an agreement with USA Today Information Network ("USATIN"), which is a Web site created by the newspaper USA TODAY. Pursuant to this agreement, all four of the Company's discount brokerage businesses will be included in USATIN's Financial Marketplace section of USATIN. The agreement calls for the creation of co-branded Web sites with USATIN and each of the Company's discount brokerage businesses. These co-branded sites will have both USATIN's and the broker's logos and will grant USATIN subscribers access to marketing information provided by the broker and will permit subscribers to open an account with the broker and place trades through the Internet.

    [LOGO] The Company also has an agreement with Prodigy Services Corporation ("Prodigy") to have Accutrade, Aufhauser and Ceres included in Prodigy Internet, a new Prodigy product on the Internet. The Company will create co-branded Web sites for each of the three brokers. These co-branded sites will have both Prodigy Internet's and the broker's logos and will grant Prodigy Internet subscribers access to marketing information provided by the broker and will permit subscribers to open an account with the broker and place trades through the Internet.

    [LOGO] Data Broadcasting Corporation ("DBC") is a company that provides financial information to individual investors. The Company has reached an agreement with DBC to have Accutrade, Aufhauser and Ceres included on DBC's Web site. The Company will create co-branded Web sites, which will feature both DBC's and the broker's logos and will grant DBC's subscribers access to marketing information provided by the broker and will permit subscribers to open an account with the broker and place trades through the Internet.

    [LOGO] AmeriTrade Clearing has formed a strategic alliance with Essex Corporation ("Essex"), a leading independent marketer of annuities, mutual funds and life insurance through depository institutions. Essex and AmeriTrade Clearing have co-developed EASIS (Essex AmeriTrade Securities and Insurance Systems), an automated system that processes, tracks and reports both securities and insurance products. EASIS makes it possible for depository institutions to offer an array of securities and insurance products using a single-source, online system. AmeriTrade Clearing and Essex have also entered into a cross-marketing agreement, whereby Essex has agreed to refer certain of its banking clients and prospects to AmeriTrade Clearing for securities clearing services and AmeriTrade Clearing will refer certain of its clients and prospects to Essex for insurance and annuity products, in each case for a referral fee.

    See "Risk Factors--Strategic Acquisitions and Relationships."

PRODUCT DEVELOPMENT

    The Company is actively pursuing opportunities to increase the number of products and services offered to its customers. The Company has created a trading application for the Sharp Zaurus personal digital assistant that allows users of Zaurus to trade securities through Accutrade and Ceres. Sharp Corporation is a worldwide developer of the core digital technologies that are playing an integral role in the emerging era of multimedia. Accutrade cooperates in joint marketing with Sharp by, among other things, including a brochure discussing its services with every Zaurus sold.

    The Company is developing a financial services mall on the Internet, called OnMoney, which will allow its customers to obtain all the information and tools needed to manage their personal finances. This Web-based application will be open to use and ownership by any banks, brokers, investment advisors, mutual fund companies, insurance companies and other financial institutions that wish to provide a wide array of financial services. Customers will be able to choose from a variety of institutions and will receive a single statement that includes all of their financial information. They will also be able to access investment tools, financial management advice, market research and educational material.

    Accutrade has entered into an agreement with Ubiq Communications to develop and provide a brokerage application for the new Motorola PageWriter two-way pager. This pager will use the SkyTel wireless network to send messages back and forth between the customer's pager and Accutrade. Customers will be able to place orders, receive quotes and review their balances, positions and order status without needing access to a telephone or a computer.

    The Company has an agreement with Financial Internet Technologies ("FIT"), a joint venture between Olivetti SpA, a European technology conglomerate, and Sparekassernes Datacenter, a provider of banking systems in Denmark, whereby the Company will evaluate FIT's PC Banking software for the U.S.

market and FIT will evaluate the Company's electronic brokerage software for the European market. If the evaluation is successful, the two companies may make an arrangement to exchange technologies.

    The Company has contracted with Philips Home Services to evaluate a trading application for the Philips Screen Phone that would allow users to trade securities. Philips Electronics N.V. is a leading world supplier of products, systems and services in the fields of lighting and electronics.

    The Company also has agreements with a number of providers of financial and investment information. Customers of the Company's brokerage businesses and visitors to the Company's Web sites may have access to quotes; financial and market data; forecasts, research and analysis regarding stocks, mutual funds and bonds; company and industry profiles; and business news from one or more of the following providers:

    [LOGO] Reality Online, Inc.

    [LOGO] Market Guide Inc.

    [LOGO] Ford Equity Research

    [LOGO] Quote.com, Inc.

    [LOGO] Thomson Financial Services

    [LOGO] Telescan, Inc.

    The Company is also considering the development or acquisition of technology that would allow customers to place orders using speech recognition technology, interactive television and artificial intelligence applications. See "Risk Factors--Evolving Markets and Technologies."

MARKETING

    The Company seeks to increase its market share through direct-response advertising, advertising on its own and other Web sites, a public relations program and co-marketing. The Company has recently initiated an aggressive marketing campaign designed to bring greater brand name recognition to the Company's product lines. As a result, the Company intends to significantly increase its spending on print, television, radio, direct mail, telemarketing and online advertising during the current fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." From time to time, the Company may choose to increase spending on advertising to target specific groups of investors or to decrease advertising expenditures in response to market conditions.

    The Company's marketing focuses on advertising its discount brokerage services as a less expensive and more efficient way of initiating transactions, building awareness of the Company's product lines and selling the benefits of the Company's services. Print advertisements are placed in a broad range of business, technology and financial publications, including THE WALL STREET JOURNAL, BARRON'S, INVESTOR'S BUSINESS DAILY, FORBES, MONEY and WIRED. Online advertising is conducted through America Online, CompuServe and popular Web sites such as Yahoo!, Netscape, Wall Street Journal Interactive and Barron's Online. The Company advertises regularly on CNBC, CNNFN and other major business cable television networks. The Company also uses telemarketing and direct mail. The Company's aggressive advertising program has been a significant contributor to growth in new accounts. To monitor the efficacy of its various direct response marketing efforts, the Company has installed sophisticated prospect tracking and customer acquisition accounting systems.

    At the Company's Web sites, prospective customers are able to obtain detailed information on the Company's services, use an interactive demonstration system, request additional information and complete an account application online. Visitors to the Accutrade Web site can periodically participate in a stock trading game to increase awareness of Accutrade services. The Company intends to capitalize on the popularity of its Web sites by selling advertising to third parties who are interested in targeted marketing. In addition, there are links to home pages of the Company's product lines from more than 750 sites on the

Web. The Company believes that this is a significant factor in increasing brand awareness and generating leads, as consumers increasingly look to the Internet as a key source of information and commercial activity. A demonstration of eBroker's Web site is available on the CD-ROM attached to the inside back cover page of this Prospectus. Information contained in the Company's Web sites shall not be deemed to be part of this Prospectus.

    The Company pursues public relations opportunities to build brand awareness. This campaign has resulted in appearances on CNN, CNBC and various local television stations, in addition to profiles in BUSINESS WEEK and THE WALL STREET JOURNAL. The Company also actively seeks speaking opportunities at industry conferences and events. The Company has established a number of co-marketing alliances to increase brand awareness. For example, the Company has co-branded Web sites with USA TODAY and Prodigy, which will provide targeted customers with business and market information. See "--Strategic Relationships."

    The Company plans to increase its marketing efforts to attract more international customers. The Company's customers are currently able to trade securities online from anywhere in the world. Aufhauser provides multi-lingual customer service, and toll-free access to Aufhauser is available in 36 countries. The Company has been discussing possible alliances with local institutions in foreign countries, such as brokers and depository institutions, to make the portfolio tracking, purchase and sale and funds transfer processes easier for foreign investors, to facilitate the handling of foreign securities and to ensure compliance with applicable international laws and regulations.

    The Company markets its clearing and execution services primarily through its direct sales staff. The Company also has booths at trade shows and advertises in brokerage industry magazines and through AmeriTrade Clearing's Web site. In addition, the Company has entered into a marketing alliance with Essex, a leading provider of related financial products to depository institutions. See "--Strategic Relationships."

    All communications by the Company's subsidiaries with the public are regulated by the NASD. See "--Government Regulation."

CUSTOMER SERVICE

    The Company strives to optimize the level of customer service provided to its clients by (i) expanding its use of technology to handle most typical inquiries generated in the course of customers' securities trading and related activities, (ii) ensuring adequate staffing with properly trained and motivated personnel in its customer service departments, enabling prompt response to customer service calls and (iii) tailoring customer service to the particular expectations of the clients of each of the Company's brokerage businesses.

    The Company's software and Web sites provide basic information on how to use the Company's services. For those inquiries that cannot be answered through one of the Company's automated systems, customers are encouraged to use e-mail for matters that are not time sensitive. The Company's operating standards require a response within 24 hours of receipt of the e-mail for such matters; however, the Company strives to respond within 60 minutes of the original message. The Company also maintains electronic bulletin boards where customers and potential customers can ask questions and exchange information about the Company's services. For customers who choose to call or whose inquiries necessitate calling one of the Company's customer service representatives, the Company is currently installing advanced call handling capabilities. These systems will provide automated answering, directing of calls to the proper department, information about current wait times, summary market data while the customer waits and the capability to exit the voice queue to leave a voice message for later response or to transfer to an automated system. The new telephone systems will also allow linkage between caller identification and the customer database to give the customer service representative immediate access to the customer's account data at the time the call is received. It is expected that these telephone systems will increase call handling efficiency and enhance the customers' experience when calling for service, particularly during periods of heavy market activity.

    The Company recognizes that many of its customers' inquiries require handling by customer service representatives. The Company strives to provide the best customer service in the industry as measured by (i) speed of response time on telephone calls, (ii) turnaround time on resolving customer inquiries and
(iii) customer satisfaction with the account relationship. The Company develops hiring plans by brand that reflect growth projections for each brand to ensure that adequate personnel are hired and trained in advance of customer needs. Customer service representatives receive training in brokerage operations, Company policies and procedures and basic telephone and clerical skills to ensure quality and accuracy. Each new representative is monitored closely by a lead representative, who is supervised by experienced operations managers. All telephone calls are recorded for purposes of training and supervision and to assist in the resolution of customer disputes. Hours of service vary by brand, with all units offering availability at least one hour before and after market hours.

    The Company monitors the speed of answering telephone calls from its customers. While each of the Company's brokerage businesses establishes its own target for maximum average wait time before answering, all of them strive to answer all customer calls in less than one minute. During the month of September 1996, the average answering time at Accutrade, Aufhauser and Ceres was 9.5 seconds. The Company also seeks to monitor the level of overall customer satisfaction through use of customer response cards sent with trade confirmations or through periodic surveys. Written comments, e-mails and electronic postings by customers are regularly reviewed by the Company's senior officers. It is the Company's policy to respond to all customer questions, comments or complaints, regardless of the manner received.

OPERATIONS

    ORDER PROCESSING

    Order processing and the resulting trade executions are essential parts of the delivery of the Company's services. The Company's order processing functions are performed by AmeriTrade Clearing. AmeriTrade Clearing receives customer trade orders generated by both its affiliated and independent correspondents through numerous mediums, including automated touchtone telephone, telephone calls with registered representatives, proprietary software provided to customers (e.g., Accutrade FOR WINDOWS), the Internet, online services and personal digital electronic devices.

    Once received, customer orders are subjected to internally developed credit algorithms to assess the presence of available funds, securities or credit in the customers' trading accounts. Upon meeting these acceptability criteria, customer orders are processed by electronically routing the buy or sell orders to another broker-dealer who is making a market in the security or who represents AmeriTrade Clearing on the floor of various national stock exchanges. Over 95% of AmeriTrade Clearing's trades in listed securities are executed by market making broker-dealers. AmeriTrade Clearing has established redundant backup electronic links to its primary and secondary execution agents and maintains flexible routing schedules with these execution agents to assure timely and best possible execution for its customers.

    All listed and over-the-counter ("OTC") market orders without special qualifiers (subject to certain size limitations based on the order size in the primary market) are executed at no worse than the National Best Bid/Offer ("NBBO") at the time of receipt by a market making firm or exchange. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at prices inferior to the NBBO. Limit orders are executed based on time priority and indicated price. Qualifying limit orders in OTC securities between the inside market in the Nasdaq quote will be reflected in the NBBO, creating a new inside quote. This price discovery procedure allows the Company to execute many orders with the Company's market makers that would not have been executed by other market making firms.

    CLEARING

    The Company provides clearing and execution services to each of its discount brokerage businesses, as well as to independent broker dealers, depository institutions, registered investment advisors and financial planners through its subsidiary, AmeriTrade Clearing. The clearing function involves a sharing of responsibilities between the clearing broker and the introducing broker. The Company's correspondents, as introducing brokers, are responsible for all customer contact, including opening customer accounts, responding to customer inquiries and placing customer orders with the clearing broker. As a clearing broker, AmeriTrade Clearing provides the following back office functions: maintaining customer accounts; extending credit (in a margin account) to the customer; settling security transactions with clearing houses (e.g., the Depository Trust Company and the National Securities Clearing Corporation); settling commissions and clearing fees; preparing customer trade confirmations and statements; performing designated cashiering functions, including the delivery and receipt of funds and securities to or from the customer; safeguarding funds and securities in customer accounts; transmitting tax accounting information to the customer and the applicable tax authority; preparing books and records in support of the above; and other related transactions.

    Included as a part of the clearing function is the assumption of responsibility for the possession and control of customer securities and other assets. As a result, the Company records on its balance sheet amounts receivable from customers that are a result of margin loans (loans made to customers that are collateralized by securities held in customers' trading accounts at the Company). In addition, the Company records on its balance sheet amounts payable to its customers and correspondent broker-dealers related to cash balances maintained by the Company on behalf of those customers and correspondents (free credit balances). Clearing operations involve substantial risks of losses due to errors in performing clearing functions or reporting and clerical errors related to the handling of customer funds and securities. See "Risk Factors--Clearing Operations."

    AmeriTrade Clearing borrows securities both to cover short sales and to complete customer transactions in the event that a customer fails to deliver securities by the required date. AmeriTrade Clearing collateralizes such borrowings by depositing cash or securities with lending institutions. Securities borrowing transactions are executed pursuant to written agreements with counterparties that require that the securities borrowed be "marked to market" on a daily basis and that excess collateral be refunded or that additional collateral be furnished in the event of changes in the market value of the securities. Failure to maintain cash deposit levels at all times at least equal to the value of the related securities can subject the Company to risk of loss. See "Risk Factors--Clearing Operations."

    MARGIN LENDING

    The Company makes loans to customers collateralized by customer securities. Margin lending by the Company is subject to the margin rules of the Board of Governors of the Federal Reserve System, NASD margin requirements and the Company's internal policies, which are more stringent than the Federal Reserve and NASD requirements. By permitting customers to purchase on margin, the Company takes the risk of a market decline that could reduce the value of the collateral held by the Company to below the customers' indebtedness before the collateral can be sold. See "Risk Factors--Clearing Operations." Under applicable NASD rules, in the event of a decline in the market value of the securities in a margin account, the Company is obligated to require the customer to deposit additional securities or cash in the account so that at all times the customer's equity in the account is at least 25% of the value of the securities in the account. The Company's current internal requirement, however, is that the customer's equity not fall below 30% of the value of the securities in the account. If it does, the customer will be required to increase the account's equity to 35% of the value of the securities in the account. These requirements can be and often are raised as the Company deems necessary for certain accounts, groups of accounts, securities or groups of securities. The Company is constantly monitoring customer accounts for these purposes. Margin lending to customers constitutes the major portion of the basis on which net capital requirements of the

Company are determined under the SEC's Net Capital Rule. To the extent these activities expand, the Company's net capital requirements will increase. See "--Government Regulation--Net Capital Requirements; Liquidity."

    EXECUTIVE COMMITTEES

    The Company has established three executive committees that institute policies and procedures regarding the Company's daily operations: the Risk Committee, the Expense Committee and the Operations Committee. Each committee includes J. Joe Ricketts, Chairman and Chief Executive Officer, Joseph A. Konen, President and Chief Operating Officer, Robert T. Slezak, Vice President, Chief Financial Officer and Treasurer, and assigned executives from each of the Company's subsidiaries. The committees provide oversight and assist the subsidiaries in achieving their goals. The committees may suggest the establishment of, or changes to, policies and procedures of the subsidiaries to strengthen controls in areas of risk, expense and operations. The committees, however, do not take the place of the decision-making authority vested in each of the subsidiaries.

    The purpose of the Risk Committee is to help protect the Company in the event a customer (retail customer or correspondent broker) defaults on a payment obligation to the Company. In addition, the Risk Committee reviews AmeriTrade Clearing's new and existing correspondents as well as its retail margin accounts. The Expense Committee is responsible for establishing policies and procedures for cost control. The Expense Committee reviews each subsidiary's expenditures to ensure they are in accordance with a pre-approved business plan. The purpose of the Operations Committee is to design and document systems, procedures and policies to make daily operations more efficient, and to ensure that actual operating procedures conform to documented standards.

SYSTEMS

    The Company uses a variety of systems to support investors and the Company's correspondents. The Company maintains a sophisticated proprietary computer network that links the various trading applications to the proprietary core system, the AmeriTrade Operating System ("ATOS"). All of the customer trading applications interface and feed data through standardized messaging and formatting into ATOS. ATOS delivers quotes and information to the investor and routes trades to the market. ATOS then updates account balances and positions via multiple lines of communication. ATOS also supports other operations such as clearing functions, account administration and recordkeeping.

    The Company's technology relies on a distributed computer system with an IBM RISC 6000 backbone. To enhance the reliability of the system and integrity of data, the Company maintains multiple backup systems. A backup power supply supports the operations facility. Tape backups are made nightly to prevent a loss of data.

    The Company's technology is supported by an internal staff of programmers, developers and operators 24 hours a day, seven days a week. The programming staff is supplemented by a team of quality control analysts, Web page developers, technical writers and design specialists who ensure the final product is user-friendly and dependable. In addition to supporting the systems, the staff continually enhances software and hardware and develops new services. Software is designed to be versatile and easily adaptable to new and emerging technologies.

COMPETITION

    The market for discount brokerage services, particularly electronic brokerage services, is new, rapidly evolving and intensely competitive. The Company expects competition to continue and intensify in the future. The Company encounters direct competition from approximately 100 other discount brokerage firms, many of which provide electronic brokerage services. These competitors include such discount brokerage firms as Charles Schwab & Co., Inc., Fidelity Brokerage Services, Inc., Waterhouse Securities,

Inc., Quick & Reilly, Inc. and E*Trade Group, Inc. The Company also encounters competition from established full-commission brokerage firms as well as financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services. The clearing business is also highly competitive. AmeriTrade Clearing competes with over 40 clearing firms that provide clearing and execution services to the securities industry.

    The Company believes that the principal competitive factors affecting the market for its discount brokerage services are price, customer service, quality of trade execution, delivery platform capabilities, ease of use, graphical user interface, breadth of services and innovation. Clearing firms compete on the elements of price, technology, financial strength and customer service. Based on research conducted with focus groups and the success the Company has enjoyed to date, the Company believes that it presently competes effectively with respect to each of these factors.

    A number of the Company's competitors have significantly greater financial, technical, marketing and other resources than the Company. Some of the Company's competitors also offer a wider range of services and financial products than the Company and have greater name recognition and more extensive customer bases than the Company. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than the Company and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than the Company. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their services and products. The Company expects that new competitors or alliances among competitors will emerge and may acquire significant market share.

    The general financial success of companies within the securities industry over the past several years has strengthened existing competitors. The Company believes that such success will continue to attract new competitors to the industry such as depository institutions, software development companies, insurance companies, providers of online financial and information services and others. Commercial depository institutions and other financial institutions have become a competitive factor in the securities industry by offering their customers certain financial services traditionally provided by brokerage firms. While it is not possible to predict the type and extent of competitive services that commercial depository institutions and other financial institutions ultimately may offer or whether regulatory or legislative barriers will be repealed or modified, brokerage firms such as the Company may be adversely affected by such competition or legislation.

    There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results. See "Risk
Factors--Competition."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its proprietary technology. The Company has several registered and unregistered trademarks, various registered and unregistered copyrights and certain licenses of technology with third parties. The Company has no patents. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. It is the Company's policy to enter into confidentiality and noncompetition agreements with its associates and generally to control access to and distribution of its proprietary technology.

GOVERNMENT REGULATION

    BROKER-DEALER REGULATION

    The securities industry is subject to extensive regulation under federal and state law. The SEC is the federal agency responsible for administering the federal securities laws. In general, broker-dealers are required to register with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of the Company's subsidiaries is a broker-dealer and is registered with the SEC. Under the Exchange Act, every registered broker-dealer that does business with the public is required to be a member of and is subject to the rules of the NASD. The NASD has established Rules of Fair Practice, which are subject to SEC approval, for all securities transactions among broker-dealers and private investors, trading rules for the over-the-counter markets, and operational rules for its member firms. The NASD conducts examinations of member firms, investigates possible violations of the federal securities laws and its own rules, and conducts disciplinary proceedings involving members firms and associated individuals. The NASD administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities.

    The Company's subsidiaries also are subject to regulation under state law. Each of the Company's subsidiaries is registered as a broker-dealer in all 50 states and the District of Columbia. A recent amendment to the federal securities laws prohibits the states from imposing substantive requirements on broker-dealers which exceed those imposed under federal law. The recent amendment, however, does not preclude the states from imposing registration requirements on broker-dealers that operate within their jurisdiction or from sanctioning such broker-dealers for engaging in misconduct.

    The Company has recently initiated an aggressive marketing campaign designed to bring greater brand name recognition to the Company's product lines. All marketing activities by the Company are regulated by the NASD, and all such marketing materials are required by the NASD to be reviewed by the Company's compliance officer prior to release. The Company does not currently solicit orders from its customers or make investment recommendations. However, if the Company were to engage in such activities, it would become subject to additional rules and regulations governing, among other things, the suitability of recommendations to customers and sales practices.

    AmeriTrade Clearing is engaged primarily in clearing and settling transactions effected by other broker-dealers (including the Company's other subsidiaries). In its capacity as a clearing firm, AmeriTrade Clearing is a member of the National Securities Clearing Corporation, the Depository Trust Company and The Options Clearing Corporation, each of which is registered as a clearing agency with the SEC. As a member of the clearing agencies, AmeriTrade Clearing is required to comply with the rules of such clearing agencies, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Participation of AmeriTrade Clearing in these clearing agencies also exposes AmeriTrade Clearing to certain contingent liabilities. The primary function of the clearing agencies is to guarantee the settlement of securities transactions among its members. To ensure that they have the resources available to perform this guarantee function, the clearing agencies are permitted under their rules to assess their members on a pro-rata basis in the event of participant default. In addition, under the rules of the clearing agencies, each member is responsible for transactions cleared by such member on behalf of its customers. Accordingly, AmeriTrade Clearing is responsible to the clearing agencies for the obligations of its customers and must pay or deliver funds or securities to satisfy its customers' obligations even if it has not received the necessary funds or securities from its customers.

    The Company conducts a significant portion of its business through the Internet and other electronic media and intends to expand its use of such media. To date, the use of the Internet has been relatively free from regulatory restraints. However, the SEC, the SROs and the states are beginning to address the regulatory issues that may arise in connection with the use of the Internet. Accordingly, there can be no assurance that these authorities will not adopt new regulations (or interpret their existing regulations) in a manner which constrains the Company's ability to transact business through the Internet or other electronic media. Any additional regulation of the Company's use of electronic media could render its business or operations more costly, less efficient or even impossible, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

    NET CAPITAL REQUIREMENTS; LIQUIDITY

    As registered broker-dealers and members of the NASD, the Company's subsidiaries are subject to the Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered brokers-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. In general, net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments (called "haircuts"), which reflect the possibility of a decline in the market value of an asset prior to disposition.

    Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a stockholder, employee or affiliate, if such payment would reduce the firm's net capital below a certain level. The Net Capital Rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates ("capital withdrawal") if such capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. In addition, the Net Capital Rule provides that the total outstanding principal amount of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

    A change in the Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries, which in turn could limit the Company's ability to pay dividends, repay debt and repurchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business, which could have a material adverse effect on the Company's business, financial condition and operating results.

    Each of the subsidiaries is a member of Securities Investor Protection Corporation ("SIPC"), which provides, in the event of the liquidation of a broker-dealer, protection for customers' accounts held by each of them of up to $500,000 for each customer account, subject to a limitation of $100,000 for claims for cash balances. In addition, AmeriTrade Clearing has obtained $10,000,000 of protection for the benefit of its own broker-dealers and independent correspondents in excess of SIPC coverage for each account in the form of an excess securities bond from a private insurance carrier.

INVESTMENTS

    The Company had the following investments at September 27, 1996:

                                                                                       OWNERSHIP INTEREST
                                                                                       -------------------
Roundtable Partners, L.L.C...........................................................           12.1%
Comprehensive Software Systems Ltd...................................................           12.7%
Telescan, Inc........................................................................            7.2%

    ROUNDTABLE PARTNERS, L.L.C.

    Roundtable owns a 99.99% interest in each of Trimark, L.P. ("Trimark") and Knight Securities, L.P. ("Knight Securities"). Trimark is a third-market trading operation that makes markets in securities listed on the New York Stock Exchange, Inc. ("NYSE") and the American Stock Exchange, Inc. Knight Securities is an OTC trading operation that makes markets in OTC securities, principally securities traded on the National Association of Securities Dealers, Inc.'s Automated Quotation System ("NASDAQ"), including Small Capitalization listings and securities listed on the NASD's OTC Bulletin Board. The customer base of Trimark and Knight Securities consists primarily of registered broker-dealers and financial institutions.

    Trimark currently executes third market trades for over 100 broker-dealers throughout the United States. This client base encompasses a broad spectrum of firms, ranging from small regional brokerages to major correspondent clearing organizations, national discount brokerages and major NYSE member firms. Knight Securities currently ranks in the top ten of all brokers trading in NASDAQ/OTC securities as reported by the AutEx Advertised Trade Volume Report. Knight Securities makes markets in over 3,500 securities.

    The Company believes its investment in Roundtable mitigates the risk of disruption in payment for order flow by giving the Company a significant investment in the securities trading business. J. Joe Ricketts, Chairman and Chief Executive Officer of the Company, is a member of the Advisory Committee of Roundtable.

    COMPREHENSIVE SOFTWARE SYSTEMS LTD.

    CSS is a limited partnership organized to provide consulting services and to develop software for securities broker-dealers, depository institutions and other financial institutions. The Company is a limited partner of CSS and a stockholder in its general partner, CSS Management, Inc. ("CSS Management"). J. Joe Ricketts is a member of the Executive Committee of CSS and a member of the board of directors of CSS Management.

    The Company has provided brokerage and technical assistance to CSS since its inception in 1993. The Company is in the process of installing software components developed by CSS in its core back office software system. The Company believes that the CSS software is the most functional and technologically advanced product of its type available today.

    TELESCAN, INC.

    Telescan develops, markets and operates online electronic database systems serving individual, corporate and institutional customers. Telescan's products and services, which are based upon its proprietary online operating system and user software, allow its customers to electronically access and analyze information through the customers' personal computers. Telescan's user software is a component of the Company's Accutrade FOR WINDOWS product.

PROPERTIES

    The Company's headquarters are located in Omaha, Nebraska and occupy approximately 40,000 square feet of leased space. See "Certain Transactions." An additional 35,000 square feet of space to be leased by the Company is currently under construction and is expected to be completed in May 1997. The existing lease expires in December 2013, and upon completion of the addition, the lease will expire in December 2017. The Company also leases three other locations totalling approximately 25,000 square feet of space under leases that expire through August 2001.

EMPLOYEES

    As of September 27, 1996, the Company employed a total of 334 full-time associates and 23 part-time associates, of which 139 were registered representatives. Approximately 85% of the Company's employees have earned at least a bachelor's degree. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. The Company believes that its relations with its employees are good.

    The Company's employment assessment process is a critical factor in identifying candidates whose abilities and potential create the opportunity to be a successful associate with the Company. The assessment process includes an in-person interview, a work-related behavioral trait profile, a cognitive reasoning assessment test, a telephone structured interview to identify life themes predictive of success, and a data entry "keyboarding" or computer skills test when appropriate. The Company believes that its employment assessment process has a positive impact on the Company's success.

    The Company regularly pays cash bonuses to its management and non-management employees. Bonuses are based upon the success of the Company and the individual job performance of the employee.

LEGAL PROCEEDINGS

    The Company is not aware of any material legal proceedings against the Company. The Company is involved from time to time in various legal proceedings and claims incident to the normal conduct of its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's Certificate of Incorporation provides that the number of directors shall be determined by the manner provided in the Company's Bylaws. The Bylaws provide that the number of directors shall not be less than three, with the precise number to be determined by resolution of the Board of Directors of the Company. The number of directors of the Company currently is six. See "Description of Capital Stock." Each director is elected to serve until the next annual meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. Executive officers are elected by the Board of Directors and serve until their successor has been elected and qualified or until their earlier resignation or removal.

    The Company's directors, executive officers and other significant employees are as follows:

          NAME                 AGE                                     POSITION
-------------------------      ---      -----------------------------------------------------------------------
J. Joe Ricketts                    55   Chairman, Chief Executive Officer and Director

Joseph A. Konen                    49   President, Chief Operating Officer and Director

Robert T. Slezak                   39   Vice President, Chief Financial Officer, Treasurer and Director

Thomas J. Pleiss                   55   Vice President, Regulation and Facilities Planning, and Assistant
                                         Secretary

Susan M. Hohman                    54   Vice President, Human Resources

Thomas C. Hushen                   53   Vice President, Information Services

Larry W. Collett                   40   Vice President, Internal Audit

J. Peter Ricketts                  32   Director of Corporate Development and Secretary

Curt A. Conklin                    30   Director of Internet Services

P. Richard Sirbu, Jr.              53   President of AmeriTrade Clearing

Kurt D. Halvorson                  34   Vice President and General Manager of AmeriTrade Clearing

Michael J. Anderson                40   President of Accutrade

Mary K. Fay                        33   President of Ceres

William Glasz                      58   President of Aufhauser

William A. Wood                    49   President of All American

Gene L. Finn                       64   Director

Thomas Y. Hartley                  63   Director

Mark L. Mitchell                   36   Director

    J. JOE RICKETTS, has served as a director and as Chairman and Chief Executive Officer of the Company since 1981. From 1975 to 1981, Mr. Ricketts served in various capacities with predecessors to the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co., and a branch manager with Dun & Bradstreet. Mr. Ricketts is a director of CSS Management and is on the Advisory Committee of Roundtable. Mr. Ricketts currently serves as a member of the District Committee for District 4 of the NASD. Mr. Ricketts received his B.A. in economics from Creighton University.

    JOSEPH A. KONEN has served as President and Chief Operating Officer of the Company since October 1994 and has served as a director since October 1996. From October 1992 to April 1995, Mr. Konen served as President of AmeriTrade Clearing. Mr. Konen served as Operations Manager of AmeriTrade Clearing from February 1992 to October 1992. Mr. Konen was a principal in Joseph A. Konen & Associates, a management consulting firm from June 1990 to February 1992. Mr. Konen was President and Chief Executive Officer of Vital Learning Corporation, a training industry firm, from January 1989 to June 1990 and was President and Chief Executive Officer of its parent, Vital Resources, Inc., from October 1987 to June 1990. Mr. Konen held various executive management positions from 1970 to 1987 with responsibility for corporate finance, including acquisitions, divestitures, and strategic planning. Mr. Konen was a member of the Clearing Firms Committee of the Securities Industry Association from 1995 to 1996 and was a member of its Membership Committee from 1993 to 1994. Mr. Konen holds a B.A. in economics and an M.B.A. in finance from Indiana University.

    ROBERT T. SLEZAK has served as Vice President, Chief Financial Officer and Treasurer of the Company since January 1989 and has served as a director since October 1996. Mr. Slezak joined the Company in March 1987 and served as Operations Manager at AmeriTrade Clearing until January 1989. Prior to that time, Mr. Slezak was a Senior Financial Analyst for Peter Kiewit Sons' Inc., an international construction and mining company, from August 1985 to March 1987. From January 1980 to August 1985, Mr. Slezak was on the audit staff of Deloitte & Touche, a big six accounting firm. Mr. Slezak served as a member of the District Committee for District 4 of the NASD from 1990 to 1992, and as a member of its Nominating Committee from 1993 to 1994. Mr. Slezak is a Certified Public Accountant. Mr. Slezak holds a B.S. in business from the University of Nebraska at Omaha and an M.B.A. from Creighton University.

    THOMAS J. PLEISS has served as Vice President, Regulation and Facilities Planning of the Company since October 1992. From August 1987 to October 1992, Mr. Pleiss served as President of AmeriTrade Clearing. Mr. Pleiss served as Vice President of Jerry Leonard Inc., a major retail specialty corporation, from October 1984 to July 1987. Mr. Pleiss served as Financial Manager of AmeriTrade Clearing from October 1982 to October 1984. From July 1970 to October 1982, Mr. Pleiss was Treasurer and Controller of Lozier Corporation, an international manufacturer of store fixtures. From December 1963 to July 1970, Mr. Pleiss was on the audit staff of Deloitte & Touche, a big six accounting firm. Mr. Pleiss was a Director of Midwest Securities Trust Company from 1991 to 1994. Mr. Pleiss also was a member of the Clearing Firms Committee of the Securities Industry Association from 1990 to 1992, and was Vice Chairperson of the Central States District of the Securities Industry Association from 1995 to 1996. Mr. Pleiss is a Certified Public Accountant. Mr. Pleiss has a B.S. in business from Creighton University.

    SUSAN M. HOHMAN has served as Vice President, Human Resources, of the Company since August 1986. Prior to that time, Mrs. Hohman served in human resource management positions with various public and private organizations for 14 years. Mrs. Hohman was a member of the Human Resources Committee of the Securities Industry Association in 1993. Mrs. Hohman received a B.S. in management from Bellevue University.

    THOMAS C. HUSHEN has served as Vice President, Information Services of the Company since November 1996. Mr. Hushen served as Director of Information Services of AmeriTrade Clearing from May 1995 to November 1996. Mr. Hushen served as Technical Recruiter for Matrix Resources, Inc., a technical recruiting firm, from February 1995 to May 1995, and as Vice President and Chief Information Officer of Southwest Securities Group, Inc. from March 1994 to December 1994. From July 1985 to February 1994, Mr. Hushen was Director, Applications Development, for AMR Corp. Mr. Hushen received a B.A. in business from the University of New Hampshire.

    LARRY W. COLLETT has served as Vice President, Internal Audit for the Company since April 1996. Mr. Collett served as Vice President, Systems Integration at AmeriTrade Clearing from October 1992 to April 1996. Mr. Collett served as Operations Manager at AmeriTrade Clearing from September 1988 to October 1992. Mr. Collett worked in the Margin Department of AmeriTrade Clearing from April 1983 to September 1988. Mr. Collett attended Metropolitan Technical Community College.

    J. PETER RICKETTS has served as Secretary of the Company since November 1996 and as Director of Corporate Development of the Company since August 1996. From April 1995 to August 1996, Mr. Ricketts served as Project Director for Accutrade. From January 1995 to March 1995, Mr. Ricketts served as Vice President of Ceres and from May 1994 to January 1995 as President of Ceres. Mr. Ricketts was a customer service representative for Accutrade from December 1993 to May 1994. Mr. Ricketts worked as Manager, Business Development, for Woodward Clyde Consultants, an environmental consulting firm, from October 1992 to September 1993. Mr. Ricketts served as Account Representative for Union Pacific Railroad from July 1991 to September 1992. Mr. Ricketts holds a B.A. in biology and an M.B.A. from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts.

    CURT A. CONKLIN has served as Director of Internet Services of the Company since July 1995. From February 1993 to July 1995, he was a systems designer with Lettuce Entertain You Enterprises, a restaurant company based in Chicago. He served as Analyst, Mergers and Acquisitions, for the North American Banking Group of First Chicago NBD Corp. from June 1992 to February 1993. Mr. Conklin was Associate Analyst, Research for Alex. Brown & Sons, Inc., an investment banking firm, from January 1990 to December 1991. Mr. Conklin received a B.A. in economics from the University of Chicago.

    P. RICHARD SIRBU, JR. has served as the President of AmeriTrade Clearing since April 1995. From June 1994 to April 1995, Mr. Sirbu served as General Manager of AmeriTrade Clearing. From March 1992 to May 1994, Mr. Sirbu served as President of SFI, a management consulting firm. Mr. Sirbu served as Director of Tenex Corporation, a plastic manufacturer, from May 1986 to February 1992. Mr. Sirbu was Branch Manager of Inter-Tel, a telecommunications company, from May 1985 to May 1986. Mr. Sirbu served as President and Chief Executive Officer of Datawave, Inc., an office automation firm, from September 1980 to May 1985. Mr. Sirbu received a B.S. in business from Youngstown State University.

    KURT D. HALVORSON has served as Vice President and General Manager of AmeriTrade Clearing since April 1996. Mr. Halvorson served as Vice President and Controller of AmeriTrade Clearing from October 1992 to March 1996, and as Controller of AmeriTrade Clearing from September 1987 to October 1992. Mr. Halvorson was on the audit staff of Deloitte & Touche, a big six public accounting firm, from 1984 to September 1987. Mr. Halvorson is a Certified Public Accountant. Mr. Halvorson received a B.S. in business from the University of Nebraska.

    MICHAEL J. ANDERSON has served as President of Accutrade since May 1996. Mr. Anderson served as General Manager of Accutrade from August 1994 to May 1996, and served as Director of Marketing and Sales of AmeriTrade Clearing from October 1992 until August 1994. Mr. Anderson was an account executive for Vital Learning Corporation, a training industry firm, from January 1990 to October 1992. Mr. Anderson received a B.S. in marketing from Iowa State University.

    MARY K. FAY has served as President of Ceres since July 1995. From November 1987 to July 1995, Ms. Fay served in various capacities with Accutrade, including Vice President, Operations Manager and Manager, Customer Service. Ms. Fay served as Manager of the Dividend and Reorganization departments of AmeriTrade Clearing from May 1983 to November 1987. Ms. Fay received a B.S. in management from Bellevue University.

    WILLIAM GLASZ has served as President of Aufhauser since July 1995. Mr. Glasz served as President of Ceres from January 1995 to July 1995. From November 1994 to December 1994, Mr. Glasz served as Vice President of Ceres. From December 1989 to November 1994, Mr. Glasz was Vice President, Trading, for AmeriTrade Clearing. Mr. Glasz was Vice President of Accutrade from December 1986 to December 1989, and was President of First National Futures, Inc., a dissolved subsidiary of the Company, from 1983 to 1985. Mr. Glasz worked for Prudential Bache Securities from 1981 to 1983 as a registered representative. From 1960 to 1981, Mr. Glasz was an officer in the United States Air Force. Mr. Glasz has a B.G.S. degree from the University of Nebraska at Omaha and an M.B.A. from the University of Alaska.

    WILLIAM A. WOOD has served as President of All American since November 1995. Mr. Wood served as Vice President and Director of Operations of AmeriTrade Clearing from April 1993 to November 1995. From November 1991 to April 1993, Mr. Wood was Director, Regional Sales, for the AmeriVest division of

All American. Prior to joining the Company, Mr. Wood had a twenty year career in management and marketing positions in investment banking. Mr. Wood received a B.S. in marketing and a J.D. from the University of South Carolina. Mr. Wood also graduated from the Banking School of the South at Louisiana State University.

    GENE L. FINN has served as a director of the Company since December 1996. Mr. Finn was Vice President and Chief Economist of the NASD from 1983 to 1995. Mr. Finn was Chief Economist and Senior Adviser for the SEC from 1969 to 1982. In such capacities, Mr. Finn provided policy advice on stock market and investment company regulation and oversight. Mr. Finn is an independent consultant and is on the Advisory Committee of Roundtable. Mr. Finn holds a Ph.D. in economics from the University of Wisconsin.

    THOMAS Y. HARTLEY has served as a director of the Company and as Chairman of the Board's Audit Committee since December 1996. Mr. Hartley has been President and Chief Operating Officer of Colbert Golf Design and Development and has acted as Senior PGA tour agent for professional golfer Jim Colbert since 1991. Mr. Hartley was a partner in Deloitte & Touche, a big six public accounting firm, from 1973 to 1988, and served in other positions with Deloitte & Touche from 1959 to 1973. Mr. Hartley was an officer in the United States Air Force from 1955 to 1961. Mr. Hartley has been a director of Rio Hotel and Casino, Inc. since 1990, a director of Southwest Gas Corporation since 1991 and a director of Sierra Health Services since 1992. Mr. Hartley served as Chairman of the University of Nevada at Las Vegas Foundation from 1994 to 1996. Mr. Hartley is a Certified Public Accountant. Mr. Hartley has a B.S. in commerce from Ohio University and earned certification in the Advanced Management Program at Harvard University.

    MARK L. MITCHELL has served as a director of the Company since December 1996. Mr. Mitchell served as a member of the Company's Board of Advisors in 1993. Mr. Mitchell has been an Associate Professor of Finance at the University of Chicago since 1994 and was an Assistant Professor of Finance from 1990 to 1993. Mr. Mitchell also has performed consulting services for a number of major corporations, law firms and securities firms. Mr. Mitchell was a Senior Financial Economist for the SEC from 1987 to 1990. Mr. Mitchell will be a Visiting Associate Professor of Finance at the Harvard Business School for the 1997-1998 academic year. Mr. Mitchell has been a member of the Economic Advisory Board of the NASD since 1995. Mr. Mitchell received his Ph.D. in applied economics from Clemson University.

DIRECTOR COMPENSATION

    The Company intends to provide restricted shares of Class A Stock, options to purchase Class A Stock and cash compensation to its non-employee directors in accordance with the AmeriTrade Holding Corporation 1996 Directors Incentive Plan (the "Directors Plan"). Pursuant to the Directors Plan, upon election to the Board for the first term, each such director will receive 500 restricted shares of Class A Stock and options to purchase 1,000 shares of Class A Stock, which options will be exercisable at the fair market value on the date of grant and vest over a period of three years. Upon each subsequent election to the Board, each such director will receive cash compensation of $10,000 and options to purchase a number of shares of Class A Stock based on the financial performance of the Company during the prior fiscal year. The Company also reimburses directors for reasonable expenses incurred in attending meetings.

EXECUTIVE OFFICER COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets the total annual compensation paid to or for the account of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company for the year ended September 27, 1996:

                                                              ANNUAL COMPENSATION
                                                       ---------------------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                              YEAR       SALARY      BONUS     COMPENSATION (1)
-----------------------------------------------------  ---------  ----------  ----------  ----------------
J. Joe Ricketts .....................................       1996  $  285,252  $  178,000     $   11,778
  Chairman and
  Chief Executive Officer

Joseph A. Konen .....................................       1996  $  200,004  $   75,000     $   11,940
  President and
  Chief Operating Officer

Robert T. Slezak ....................................       1996  $  175,008  $   50,000     $   11,940
  Vice President, Chief
  Financial Officer and
  Treasurer

P. Richard Sirbu, Jr. ...............................       1996  $  115,590  $   32,416     $    8,352(2)
  President of AmeriTrade Clearing

Thomas J. Pleiss ....................................       1996  $  105,000  $   38,835     $   10,602
  Vice President and
  Assistant Secretary

------------------------

(1) The amounts in this column represent employer contributions to the Company's Profit Sharing Plan.

(2) Includes $279 in employer contributions to the Company's 401(k) Plan.

    PROFIT SHARING PLAN

    The Company maintains the AmeriTrade Holding Corporation Associates Profit Sharing Plan and Trust (the "Profit Sharing Plan") for the benefit of eligible employees of the Company and its subsidiaries. Generally, all employees who have attained age 21 and have completed a year of service are eligible for participation in the Profit Sharing Plan. For any plan year, the Company may make a discretionary contribution to the Profit Sharing Plan, which is allocated to participants employed on the last day of the year based on their compensation for that year pursuant to a formula integrated with the Social Security taxable wage base. Participants vest in their account balances in 20 percent increments, and become fully vested after completing six years of service with the Company. Generally, distributions from the Profit Sharing Plan are made following termination of employment. Unless a participant elects periodic payments, during the first calendar year following termination of employment the amount distributable is the greater of one-half of the participant's vested account balance or $50,000, with any remaining portion of such account balance paid in the next following year. The assets of the Profit Sharing Plan are invested primarily in Class A Stock. Upon completion of the Offering, the Profit Sharing
Plan will own approximately   % of the Class A Stock.

    1996 LONG TERM INCENTIVE PLAN

    The Company has adopted the AmeriTrade Holding Corporation 1996 Long Term Incentive Plan (the "Incentive Plan"). The number of shares which may be awarded under the Incentive Plan shall not exceed 500,000 shares in the aggregate, no more than 100,000 shares may be awarded to any one individual in any one-year period and the aggregate cash payout with respect to awards under the Incentive Plan in any calendar year for any one individual may not exceed $2.5 million. Shares issued under the Incentive Plan may be authorized and unissued shares of Class A Stock or treasury shares of Class A Stock. In the event of certain transactions affecting the type or number of outstanding shares of Class A Stock, the number of shares subject to the Incentive Plan, the number or type of shares subject to outstanding awards and the exercise price thereof will be appropriately adjusted. The Incentive Plan will authorize the award of options to purchase Class A Stock, Class A Stock appreciation rights ("SARs"), awards of Class A Stock (which may be subject to restrictions) and performance units.

    The Incentive Plan shall be administered by a committee of the Board consisting of two or more non-employee directors appointed to administer the Incentive Plan (the "Committee"). The Board has designated the Compensation Committee to act as the Committee. The Committee will determine which employees of the Company shall be eligible to receive awards under the Incentive Plan, and the amount, price, timing and other terms and conditions applicable to such awards; provided, that only the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are eligible to receive awards under the Incentive Plan.

    Options awarded under the Incentive Plan may be either incentive stock options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options which are not intended to satisfy Section 422 of the Code. SARs may be granted in tandem or otherwise in connection with options or may be granted as free-standing awards. Exercise of an option will result in the corresponding surrender of any tandem SAR. The exercise price of an option or SAR may not be less than the fair market value of a share of Class A Stock on the date on which the option or SAR is granted. Options and SARs will be exercisable in accordance with the terms established by the Committee. Options and SARs will expire on the date determined by the Committee, which shall not be later than the earliest to occur of (i) the tenth anniversary of the grant date, (ii) the first anniversary of the participant's termination of employment by reason of death or disability,
(iii) the third anniversary of the participant's termination of employment by reason of retirement or (iv) the three-month anniversary of the participant's termination of employment for any other reason. If an SAR is issued in tandem with an option, the expiration date for the SAR shall be the expiration date for the related option.

    Under the Incentive Plan, the Committee may grant awards of Class A Stock to participants, which shall be subject to such conditions and restrictions, if any, as the Committee may determine. During the period a stock award is subject to restrictions or limitations, the Committee may award the participant dividend rights with respect to such shares.

    The Committee may also award participants performance units, which entitle the participant to receive value for the units at the end of a performance period to the extent provided under the award. The number of units and the performance measures and periods shall be established by the Committee at the time such award is made.

    All awards under the Incentive Plan will accelerate and become fully vested upon a change in control of the Company.

    EXECUTIVE BONUS PLAN

    Effective October 1, 1991, the Company adopted an Executive Bonus Plan (the "Executive Bonus Plan") to allow designated executive participants the opportunity to earn bonus awards with current and deferred components. The value of each component is based on the annual increase (if any) in the book value per share of Common Stock. Not later than October 31 of each plan year, which is the same as the Company's fiscal year, the Board designates the executives who shall be participants in the Executive Bonus Plan for such plan year and the performance guidelines to be used to determine the number of Credits that may be earned by such participant for such plan year.

    On or before November 15 of each plan year, each participant designates whether the Credits that may be earned for a particular plan year shall vest as of the last day of such plan year ("Cash Bonus Credits"), the last day of the fifth plan year commencing after such plan year ("5-Year Credits"), or the earlier of the last day of the fifth plan year commencing after such plan year or the participant's attainment of age 55 ("Age-55 Credits"); provided, that no more than 50% of the Credits for a plan year may be designated as Cash Bonus Credits. No later than December 31 following the end of each plan year, the Company credits to each participant's applicable Cash Bonus Credit Account, 5-Year Credit Account or Age-55 Credit Account the number of Credits, if any, earned for such plan year and allocated by the participant to that Account.

    Upon vesting, each Credit entitles the participant to a cash payment equal to the excess, if any, of the book value of a share of Common Stock on the last day of the plan year in which Credit vests over the book value of a share of Common Stock on the last day of the plan year immediately preceding the plan year with respect to which the Credit was awarded. Such payment is made on or before the first January 31 occurring after the end of the plan year in which the Credit vests with respect to the participant. If a participant's employment with the Company terminates for any reason other than death or disability prior to the time the participant's Credits become vested, such Credits are forfeited. Credits become fully vested in the event of the participant's death or disability. Vesting may be accelerated for any reason in the sole discretion of the Board.

    The Company records all increases in the value of participant accounts in the year of such increase for all current and deferred Credits. The Company has recorded expenses in connection with the Executive Bonus Plan of $1,710,000, $1,105,000 and $544,350 for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively.

    EMPLOYMENT AGREEMENTS

    The Company and Messrs. J. Joe Ricketts, Joseph A. Konen and Robert T. Slezak have entered into employment agreements, dated as of December 3, 1996, with an initial term ending December 3, 1997 (the "Employment Agreements"). The Employment Agreements are subject to three successive, automatic one-year extensions unless either party to the agreement gives written notice of non-renewal to the other party at least 180 days prior to the then current expiration date. Under the terms of the Employment Agreements, Mr. Ricketts will serve as Chairman and Chief Executive Officer of the Company and is to receive a base salary at an annual rate of $350,000, subject to adjustment, Mr. Konen will serve as President and Chief Operating Officer of the Company and is to receive a base salary at an annual rate of $300,000, subject to adjustment, and Mr. Slezak will serve as Vice President, Chief Financial Officer and Treasurer of the Company and is to receive a base salary at an annual rate of $250,000, subject to adjustment. Each of the named officers are also entitled to incentive compensation and other employee benefits under the various benefit plans and programs maintained by the Company.

    The Employment Agreements will terminate prior to the scheduled expiration date in the event of the death or disability of any of the named officers. In addition, either party may terminate any of the Employment Agreements with or without cause (as defined therein). If any of the named officers are discharged from his employment by the Company without cause, he will receive continued payments of his base salary for a period commencing on the date of termination and ending on a date as determined in the respective Employment Agreement. In addition, the Employment Agreements contain confidentiality covenants on the part of the named officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Messrs. Mark L. Mitchell and Thomas Y. Hartley. Prior to October 1996, there was no Compensation Committee and the then existing Board participated in decisions regarding executive officer compensation. During the year ended September 27,

1996, no member of the Board served as a director or a member of the compensation committee of any other company of which any executive officer served as a member of the Board.

    The Company paid $591,040 during each of fiscal 1994, 1995 and 1996 to J. Joe Ricketts and Marlene M. Ricketts for lease of the Company's headquarters. J. Joe Ricketts is Chairman and Chief Executive Officer of the Company.

    On June 7, 1994, J. Joe Ricketts borrowed $430,000 from the Company, payable in monthly installments, at an 8.75% interest rate. The remaining outstanding principal balance of the loan was fully paid on May 7, 1996.

    On September 5, 1995, J. Joe Ricketts borrowed $173,000 from the Company, payable on demand, at a 7.25% interest rate. The remaining outstanding principal balance of the loan was fully paid on November 19, 1996.

                              CERTAIN TRANSACTIONS

    The Company has engaged in a variety of transactions with the Ricketts Family and may continue to engage in similar transactions in the future. The Company's intention is that all such transactions will be on terms at least as favorable to the Company as would be obtainable in arms-length dealings with unrelated third persons. In addition, the fairness and reasonableness of any compensation paid to the Ricketts Family or their affiliates by the Company and any material transaction between the Ricketts Family or their affiliates and the Company in the future will be subject to approval by a majority of the independent members of the Board or by an independent firm selected by such members. See "Compensation Committee Interlocks and Insiders Participation."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, (iv) all directors and executive officers as a group and (v) each Selling Stockholder. Amounts shown assume the Underwriters' over-allotment option is not exercised.

                                                     PRIOR TO THE OFFERING
                                                   --------------------------                      AFTER THE OFFERING
                                                     NUMBER                                     -------------------------
                                                       OF          PERCENT        NUMBER OF       NUMBER       PERCENT
NAME OF STOCKHOLDER                                 SHARES(1)     OF SHARES    SHARES OFFERED   OF SHARES     OF SHARES
-------------------------------------------------  -----------  -------------  ---------------  ----------  -------------

J. Joe Ricketts (2)..............................   5,479,713         68.4%          96,000      5,383,713            %

Marlene M. Ricketts (3)..........................   2,739,856         34.2           96,000      2,643,856

Ricketts Grandchildren Trust (4).................     990,000         12.4                         990,000

AmeriTrade Holding Corporation Profit
  Sharing Plan (5)...............................     870,780         10.9                         870,780

Lee M. and Mary Jean Volkmer, as joint tenants...     255,750          3.2           50,000        205,750

Gerald E. and Patricia Gress, as joint tenants...     120,000          1.5           50,000         70,000        *

Laurine Volkmer..................................     103,500          1.3           19,000         84,500        *

Joseph A. Konen (6)..............................       5,555         *              --              5,555        *

Robert T. Slezak (7).............................       2,222         *              --              2,222        *

Thomas J. Pleiss (8).............................         444         *              --                444        *

P. Richard Sirbu, Jr.............................         277         *              --                277        *

Gene L. Finn.....................................         500         *              --                500        *

Thomas Y. Hartley................................         500         *              --                500        *

Mark L. Mitchell.................................         500         *              --                500        *

All directors and executive officers
  as a group (18 in group).......................   5,578,271         69.7           96,000      5,482,271

------------------------

* Less than 1% of the shares outstanding.

(1) Amounts of shares of Common Stock beneficially owned assumes that all of the Class B Stock has been converted into Class A Stock.

(2) Includes 2,296,186 shares of Class A Stock owned by Marlene M. Ricketts, 17,310 shares of Class A Stock in J. Ricketts IRA, 17,310 shares of Class A Stock in M. Ricketts IRA, 426,390 shares of Class B Stock owned by the Joe Ricketts Dynasty Trust, and 426,360 shares of Class B Stock owned by the Marlene Ricketts Dynasty Trust. Mr. Ricketts' address is c/o AmeriTrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

(3) Includes 17,310 shares of Class A Stock in M. Ricketts IRA and 426,360 shares of Class B Stock owned by the Marlene Ricketts Dynasty Trust. Ms. Ricketts' address is c/o AmeriTrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

(4) The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska 68102.

(5) The address of the Profit Sharing Plan is c/o AmeriTrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127. For a description of the Profit Sharing Plan, see "Management-- Executive Officer Compensation--Profit Sharing Plan."

(6) Represents shares of Class A Stock owned by Joseph A. Konen IRA.

(7) Represents shares of Class A Stock held by Robert T. Slezak and Jane G. Slezak, as trustees of the Robert T. Slezak and Jane G. Slezak Revocable Trust.

(8) Represents shares of Class A Stock owned by Thomas J. and Michaele A.
    Pleiss.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the Company's authorized capital stock is subject to the detailed provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    The authorized capital stock of the Company consists of 25,000,000 shares of Class A Common Stock, $.01 par value (the "Class A Stock"), 2,000,000 shares of Class B Common Stock, $.01 par value (the "Class B Stock"), and 3,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). The Class A Stock and the Class B Stock are referred to herein as the "Common Stock." At September 27, 1996, there were 7,155,900 shares of Class A Stock outstanding, 852,750 shares of Class B Stock outstanding and no shares of Preferred Stock were
outstanding. After the Offering, there will be       shares of Class A Stock
outstanding ( shares if the Underwriters' over-allotment option is exercised in full), 852,750 shares of Class B Stock outstanding and no shares of Preferred Stock outstanding. The additional shares of Common Stock and Preferred Stock may be utilized for a variety of corporate purposes, including future public offerings and corporate acquisitions, and could be utilized, under certain circumstances, to delay, prevent or make more difficult a takeover or change in control of the Company.

COMMON STOCK

    VOTING RIGHTS

    Except as otherwise required by law and with respect to the election of directors, the holders of Class A Stock and the holders of Class B Stock have one vote per share and vote as a single class with respect to all matters submitted to a vote of stockholders. Under the Delaware General Corporation Law ("DGCL"), any proposal to amend the Certificate of Incorporation to change the rights, preferences and limitations of Class A Stock must be approved by the holders of Class A Stock voting separately as a class. The number of directors shall not be less than three, with the precise number to be determined by resolution of the Board. The Company currently has six directors. The Class B Stock is entitled to elect a majority of the directors of the Company. The Class A Stock is entitled to elect the remaining directors of the Company. Directors may be removed and vacancies may generally be filled only by the holders of the class of Common Stock that elected the removed director or that had previously filled the vacancy. If all of the shares of Class B Stock are converted into Class A Stock or otherwise cease to be outstanding, the holders of Class A Stock will be entitled to elect all of the directors, subject to the rights of the holders of Preferred Stock, if any. Shares of Class A Stock and Class B Stock do not have cumulative voting rights.

    The holders of Class B Stock generally will have the power to defeat any attempt to acquire control of the Company even though such a change in control may be favored by stockholders holding substantially more than a majority of the Company's outstanding shares of Common Stock. This may have the effect of precluding holders of shares in the Company from receiving any premium above market price for their shares which may be offered in connection with any such attempt to acquire control. The holders of Class B Stock through their ability to control the Board will also generally have the power to prevent certain fundamental corporate changes, such as a sale of substantially all of the Company's assets, a merger of the Company, or an amendment to the Company's Certificate of Incorporation.

    DIVIDEND RIGHTS

    Each share of Class A Stock is entitled to dividends if, as and when dividends are declared by the Board. Any dividend declared and payable in cash, capital stock of the Company (other than Class A Stock or Class B Stock) or other property must be paid equally on a share for share basis on Class A Stock and Class B Stock. Dividends and distributions payable in shares of Class A Stock may be paid only on shares of Class A Stock, and dividends and distributions payable in shares of Class B Stock may be paid only on shares of Class B Stock. If a dividend or distribution payable in Class A Stock is made on Class A Stock, a simultaneous and equivalent dividend or distribution in Class B Stock must be made on Class B Stock. If a dividend or distribution payable in Class B Stock is made on Class B Stock, a simultaneous and equivalent dividend or distribution in Class A Stock must be made on Class A Stock.

    CONVERSION RIGHTS

    The Class A Stock is not convertible. Each share of Class B Stock is convertible into one share of Class A Stock at any time at the option of and without cost to the holder thereof. Each share of Class B Stock shall automatically convert into one share of Class A Stock in the event such share of Class B Stock is sold or transferred to any person other than to a member of the Control Group. In addition, the Class B Stock shall automatically convert on a share for share basis into Class A Stock if the number of shares of outstanding Common Stock held by the Control Group falls below 20% of the total number of shares of outstanding Common Stock.

    LIQUIDATION RIGHTS

    The holders of the Class A Stock and the holders of the Class B Stock are entitled to participate equally on a share for share basis in all distributions to the holders of Common Stock in any liquidation, distribution or winding up of the Company.

    PREEMPTIVE RIGHTS

    Neither the holders of Class A Stock nor the holders of Class B Stock have preemptive rights to purchase shares of such stock or shares of stock of any other class that the Company may issue.

PREFERRED STOCK

    The Board of Directors of the Company is authorized to issue, by resolution and without any action by stockholders, up to 3,000,000 shares of Preferred Stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of Class A Stock. The Company has no present intention to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

    The Company's Certificate of Incorporation incorporates certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate the personal liability of its directors to the Company or its stockholders for monetary damages for any breach of their fiduciary duties in their capacity as directors, except for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions), or for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, these provisions do not apply to claims against a director for violation of certain laws, including Federal securities laws. The

Company's Bylaws contain provisions to indemnify the directors and officers to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

    The Company's Bylaws establishes procedures, including advance notice procedures, regarding the nomination of candidates for election as directors and stockholder proposals. For nominations of directors or other business to be properly brought by a stockholder before an annual meeting of stockholders, a stockholder must give notice to the Secretary of the Company of not less than 120 days nor more than 150 days prior to the date of the Company's proxy statement regarding the preceding year's annual meeting. For nominations or other business to be properly brought by a stockholder before a special meeting of stockholders, a stockholder must give notice to the Secretary of not less than 60 days nor more than 90 days prior to the date of such special meeting. A special meeting of the stockholders may only be called by the Chief Executive Officer, the President, the majority of the Board or the holders of not less than 25% of the outstanding voting stock of the Company. A stockholder may nominate a person to be a director only if such stockholder would be entitled to vote for such person in the election for such director. In addition, the notice of a stockholder nominating a person for director must provide all information relating to such person as is required by Regulation 14A of the Exchange Act.

DELAWARE ANTI-TAKEOVER LAW

    Section 203 of the DGCL ("Section 203") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

    The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the time such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder (or who becomes such with approval of the board of directors) if the proposed transaction involves (a) certain mergers or consolida-tions involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for Class A Stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no market for Class A Stock of the Company. Future sales of substantial amounts of Class A Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Class A Stock prevailing from time to time in the public market.

    Upon completion of the Offering, the Company will have approximately shares of Common Stock outstanding (  shares if the Underwriters' over-allotment
option is exercisable in full), including       shares of Class A Stock offered
hereby and 7,697,650 "restricted" shares of Common Stock. The shares of Class A Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. All of the 6,844,900 shares of Class A Stock that were outstanding before the Offering but are not being sold pursuant to the Offering and all 852,750 outstanding shares of Class B Stock may not be sold unless registered under the Securities Act or sold in accordance with an exemption therefrom, such as Rule
144. In general, under Rule 144 as currently in effect, a person (and persons whose shares are aggregated with those of such person) who has owned restricted shares beneficially for at least two years, including an affiliate for purposes of Rule 144, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Class A Stock or (ii) the average weekly trading volume of the Class A Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Of the 7,697,650 restricted shares, 7,568,743 shares of Common Stock are currently eligible for sale under Rule 144 and 128,907 shares of Common Stock will be eligible for sale under Rule 144 beginning in November 1998. Certain employees of the Company purchased 59,462 shares of Class A Stock from J. Joe Ricketts in November 1996. Although those shares will be eligible for sale under Rule 144 beginning in November 1998, the respective stock purchase agreements between such employees and Mr. Ricketts prohibit the sale of such shares until May 1999, subject to certain limited exceptions. In addition, the Company intends to register under the Securities Act 500,000 shares of Class A Stock under the Incentive Plan. See "Management--Executive Compensation--1996 Long Term Incentive Plan."

    Each of the Company, its directors and officers, the Selling Stockholders and certain other stockholders has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of the Company's Class A Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Class A Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except in the case of the Company, issuances pursuant to the exercise of employee stock options granted under the Company's existing incentive plans and, in the case of the directors and officers, Selling Stockholders and certain other stockholders, gifts and pledges of shares where the donees or pledgees, as the case may be, agree in writing to be bound by the terms of such agreement. See "Underwriting."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting
Agreement dated       , 1996 (the "Underwriting Agreement"), the Underwriters
named below (the "Underwriters"), for whom CS First Boston Corporation and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Class A Stock:

                                                                             NUMBER OF SHARES
UNDERWRITER                                                                  OF CLASS A STOCK
---------------------------------------------------------------------------  -----------------

CS First Boston Corporation................................................

Raymond James & Associates, Inc............................................
                                                                             -----------------

    Total..................................................................
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Class A Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Company has granted to the Underwriters an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day
after the date of this Prospectus, to purchase up to       additional
outstanding shares of Class A Stock from the Company at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Class A Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Class A Stock to the public at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of $ per share, and the Underwriters and such dealers may allow a discount of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

    The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares of Class A Stock being offered hereby.

    Each of the Company, its directors and officers, the Selling Stockholders and certain other stockholders has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of the Company's Class A Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Class A Stock without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus, except in the case of the Company, issuances pursuant to the exercise of employee stock options granted under the Company's existing incentive plans and, in the case of the directors and officers, Selling Stockholders and certain other stockholders, gifts and pledges of shares where the donees or pledgees, as the case may be, agree in writing to be bound by the terms of such agreement.

    At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price less 60% of the underwriting discount
approximately   % of the shares offered hereby, to directors,
officers and employees of the Company and its subsidiaries. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

    Application will be made to list the shares of Class A Stock being offered hereby on the NASDAQ National Market under the symbol "AMTD".

    Prior to the Offering, there has been no established trading market for the Class A Stock. The initial price to the public for the Class A Stock offered hereby has been determined by negotiation among the Company, the Selling Stockholders and the Representatives. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company operates, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future operating income and earnings of the Company and the trends of such operating income and earnings, the general condition of the securities markets at the time of the Offering and the recent market prices of securities of generally comparable companies. There can be no assurance, however, that the prices at which the Class A Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.

    Each of the Company's subsidiaries is a member of the NASD. Raymond James & Associates, Inc. ("Raymond James"), one of the Underwriters, may be deemed to be an affiliate of the Company. The Offering, therefore, is being conducted in accordance with the applicable provisions of Schedule E of the By-Laws of the NASD. Schedule E requires that the initial public offering price of the Class A Stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, CS First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter and conducting due diligence. The initial public offering price of the Class A Stock set forth on the cover page of this Prospectus will be no higher than the price recommended by CS First Boston Corporation.

    Raymond James, together with the Company and certain other investors, is a limited partner of CSS and a stockholder in its general partner, CSS Management. See "Business--Investments." Raymond James owns approximately 12.7% of CSS. Thomas A. James, Chairman of the Board of Directors of Raymond James Financial, Inc., the sole parent of Raymond James, is a member of the Executive Committee of CSS and a member of the Board of Directors of CSS Management.

SUBSEQUENT RESTRICTIONS

    Securities industry regulations prohibit an NASD member firm, after the completion of a distribution of securities of its parent to the public, from effecting any transaction (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to, any such security. Thus, following the Offering, the Company's subsidiaries will not be permitted to make recommendations regarding the purchase or sale of the Class A Stock.

    Under the Rules of the NASD, if any employee of any of the Company's subsidiaries, any person associated (as defined in such Rules) with any of the Company's subsidiaries, or any immediate family member of any such employee or associated person purchases any of the shares of Class A Stock offered hereby, such person may not sell, transfer, assign, pledge or hypothecate such shares for a period of five months following the effective date of the Offering.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Class A Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A Stock are effected. Accordingly, any resale of the Class A Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Class A Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Class A Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "--Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The Class A Stock being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission of rights of action under the civil liability provisions of the U.S. federal securities law.

    All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Class A Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within 10 days of the sale of any Class A Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #88/5, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Class A Stock acquired on the same date and under the same prospectus exemption.

                           VALIDITY OF CLASS A STOCK

    The validity of the shares of Class A Stock offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois. The validity of the shares of Class A Stock offered hereby will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of the Company as of September 29, 1995 and September 27, 1996 and for each of the three years in the period ended September 27, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been included in reliance upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement under the Securities Act with respect to the shares of Class A Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. For further information about the Company and the Class A Stock, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the charges prescribed by the SEC or, in the case of certain of such documents, by accessing the SEC's World Wide Web site at http://www.sec.gov.

    Upon completion of the Offering, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will be required to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information will be able to be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information will be able to be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, upon payment of prescribed rates or, in certain cases, by accessing the SEC's World Wide Web site at http://www.sec.gov. The Class A Stock of the Company will be quoted on the Nasdaq National Market under the symbol "AMTD," and such reports, proxy statements and other information concerning the Company will also be able to be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                      ------------
Independent Auditors' Report........................................................................      F-2

Consolidated Balance Sheets.........................................................................      F-3

Consolidated Statements of Income...................................................................      F-4

Consolidated Statements of Stockholders' Equity.....................................................      F-5

Consolidated Statements of Cash Flows...............................................................      F-6

Notes to Consolidated Financial Statements..........................................................      F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

AmeriTrade Holding Corporation and Subsidiaries

Omaha, Nebraska

    We have audited the accompanying consolidated balance sheets of AmeriTrade Holding Corporation (formerly, "TransTerra Co.") and its subsidiaries (collectively, the "Company") as of September 29, 1995 and September 27, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AmeriTrade Holding Corporation and its subsidiaries as of September 29, 1995 and September 27, 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 27, 1996 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Omaha, Nebraska

November 1, 1996

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 AS OF SEPTEMER 29, 1995 AND SEPTEMBER 27, 1996

                                                                                         1995            1996
                                                                                    --------------  --------------
                                                      ASSETS

Cash and cash equivalents.........................................................  $    1,765,643  $   15,767,170
Cash and investments segregated in compliance with federal regulations............     123,690,798     175,668,497
Receivable from brokers, dealers, and clearing organizations......................       9,954,239      15,096,862
Receivable from customers and correspondents--net of allowance for doubtful
 accounts: 1995--$58,124; 1996 -- $202,956........................................     130,187,319     166,075,055
Furniture, equipment and leasehold improvements--net of accumulated depreciation
 and amortization: 1995--$1,250,494; 1996--$2,139,323.............................       3,690,746       3,746,178
Goodwill and intangible assets--net of accumulated amortization...................       6,945,767       6,709,765
Equity investments................................................................       4,178,555       7,157,783
Other investment..................................................................       1,250,000       5,000,000
Deferred income taxes.............................................................          86,239         444,378
Other assets......................................................................       5,355,317       6,013,544
                                                                                    --------------  --------------
        Total assets..............................................................  $  287,104,623  $  401,679,232
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Payable to brokers, dealers and clearing organizations..........................  $    2,857,679  $    1,193,479
  Payable to customers and correspondents.........................................     251,862,383     356,942,970
  Accounts payable and accrued liabilities........................................       5,221,473       7,221,008
  Notes payable to bank...........................................................       7,097,000       4,853,000
  Income taxes payable............................................................         562,369         806,711
                                                                                    --------------  --------------
        Total liabilities.........................................................     267,600,904     371,017,168
                                                                                    --------------  --------------
Commitments and contingencies
Stockholders' equity:
    Preferred stock, $1 par value; authorized 3,000,000 shares, none issued.......        --              --
    Common stock, $0.01 par value:
      Class A--30,000,000 shares authorized and 8,311,530 shares issued in 1995;
        25,000,000 shares authorized and 7,155,900 shares issued and outstanding
        in 1996...................................................................           2,770          71,559
      Class B--30,000,000 shares authorized and 1,559,250 shares issued in 1995;
        2,000,000 shares authorized and 852,750 shares issued and outstanding in
        1996......................................................................             520           8,528
                                                                                    --------------  --------------
        Total common stock........................................................           3,290          80,087
Additional paid in capital........................................................       1,098,378         857,716
Retained earnings.................................................................      19,839,450      29,724,261
Treasury stock--at cost:
    1,832,130 Class A shares in 1995..............................................      (1,398,034)       --
    30,000 Class B shares in 1995.................................................         (39,365)       --
                                                                                    --------------  --------------
        Total treasury stock......................................................      (1,437,399)       --
                                                                                    --------------  --------------
        Total stockholders' equity................................................      19,503,719      30,662,064
                                                                                    --------------  --------------
        Total liabilities and stockholders' equity................................  $  287,104,623  $  401,679,232
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,

                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

                                                                 1994           1995           1996
                                                             -------------  -------------  -------------
Revenues:
  Commissions and clearing fees............................  $  20,386,228  $  23,977,481  $  36,469,561
  Interest revenue.........................................      9,856,108     16,296,871     22,517,655
  Equity income (loss) from investments....................       (575,250)       542,515      3,358,871
  Gain from sale of partnership interest...................       --              584,293       --
  Other....................................................      1,693,861      1,480,730      3,032,443
                                                             -------------  -------------  -------------
    Total revenues.........................................     31,360,947     42,881,890     65,378,530
  Interest expense.........................................      3,911,674      7,862,287     11,039,777
                                                             -------------  -------------  -------------
    Net revenues...........................................     27,449,273     35,019,603     54,338,753
Expenses excluding interest:
  Employee compensation and benefits.......................      6,537,771      8,481,977     14,049,642
  Commissions and clearance................................      1,716,625      2,516,796      2,530,642
  Communications...........................................      1,891,855      2,352,590      3,685,535
  Occupancy and equipment costs............................      1,412,433      1,626,725      2,889,654
  Advertising and promotion................................      5,987,762      4,842,392      7,537,265
  Provision for losses.....................................        266,000      1,428,663        148,014
  Amortization of goodwill.................................          6,652         94,152        363,002
  Other....................................................      2,180,413      2,846,280      4,717,406
                                                             -------------  -------------  -------------
    Total expenses excluding interest......................     19,999,511     24,189,575     35,921,160
                                                             -------------  -------------  -------------
Income before provision for income taxes...................      7,449,762     10,830,028     18,417,593

Provision for income taxes.................................      2,618,933      3,798,881      7,259,248
                                                             -------------  -------------  -------------

Net income.................................................  $   4,830,829  $   7,031,147  $  11,158,345
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

Earnings per share.........................................  $        0.60  $        0.88  $        1.39
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

Weighted average shares outstanding........................      8,034,969      8,008,650      8,008,650
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

                See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,

                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

                                                            COMMON STOCK             ADDITIONAL
                                                  ---------------------------------    PAID-IN      RETAINED     TREASURY
                                       TOTAL       CLASS A     CLASS B      TOTAL      CAPITAL      EARNINGS       STOCK
                                    ------------  ---------  -----------  ---------  -----------  ------------  -----------
Balance, September 25, 1993.......  $  7,830,919  $   2,770   $     520   $   3,290  $ 1,098,378  $  7,977,474  $(1,248,223)
Net income........................     4,830,829     --          --          --          --          4,830,829      --
Purchase of treasury stock........      (189,176)    --          --          --          --            --          (189,176)
                                    ------------  ---------  -----------  ---------  -----------  ------------  -----------
Balance, September 30, 1994.......    12,472,572      2,770         520       3,290    1,098,378    12,808,303   (1,437,399)
Net income........................     7,031,147     --          --          --          --          7,031,147      --
                                    ------------  ---------  -----------  ---------  -----------  ------------  -----------
Balance, September 29, 1995.......    19,503,719      2,770         520       3,290    1,098,378    19,839,450   (1,437,399)
Net income........................    11,158,345     --          --          --          --         11,158,345      --
Retirement of treasury stock......       --            (385)       (236)       (621)    (163,244)   (1,273,534)   1,437,399
Issuance of shares to effect 30
 for 1 stock exchange.............       --          69,174       8,244      77,418      (77,418)      --           --
                                    ------------  ---------  -----------  ---------  -----------  ------------  -----------
Balance, September 27, 1996.......  $ 30,662,064  $  71,559   $   8,528   $  80,087  $   857,716  $ 29,724,261  $   --
                                    ------------  ---------  -----------  ---------  -----------  ------------  -----------
                                    ------------  ---------  -----------  ---------  -----------  ------------  -----------

                See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,

                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $   4,830,829  $   7,031,147  $  11,158,345
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation and amortization....................................        346,930        511,156      1,048,692
    Provision for losses.............................................        266,000      1,428,663        148,014
    Deferred income taxes............................................        (83,142)        (6,280)      (358,139)
    Loss on disposal of furniture, equipment and leasehold
      improvements...................................................         78,126       --             --
    Equity (income) loss from investments............................        575,250     (1,126,808)    (3,358,871)
    Amortization of goodwill.........................................          6,652         94,152        363,002
    Changes in operating assets and liabilities:
      Cash and investments segregated in compliance with federal
        regulations..................................................    (47,550,033)   (23,689,423)   (51,977,699)
      Receivable from brokers, dealers and clearing organizations....     (3,297,597)     1,792,810     (5,080,870)
      Receivable from customers and correspondents...................    (13,612,289)   (31,988,712)   (36,035,750)
      Refundable income taxes........................................        412,400       --             --
      Other assets...................................................     (1,147,340)    (2,551,644)      (658,027)
      Payable to brokers, dealers and clearing organizations.........      1,432,789         98,981     (1,664,200)
      Payable to customers and correspondents........................     59,580,703     53,323,772    105,080,587
      Accounts payable and accrued liabilities.......................        (74,718)     2,113,250      1,999,534
      Income taxes payable...........................................        185,806        376,563        244,342
                                                                       -------------  -------------  -------------
        Net cash provided by operating activities....................      1,950,366      7,407,627     20,908,961
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Acquisition of subsidiary..........................................       --           (7,582,337)      (188,953)
  Purchase of furniture, equipment and leasehold improvements........     (1,008,734)    (2,609,544)    (1,811,738)
  Proceeds from sale of furniture, equipment and leasehold
    improvements.....................................................       --             --              707,614
  Purchase of equity and other investments...........................       (737,660)    (4,687,650)    (6,272,361)
  Distributions received from equity investments.....................       --              189,744      2,902,004
  Proceeds from sale of partnership interest.........................       --              600,000       --
                                                                       -------------  -------------  -------------
        Net cash used in investing activities........................     (1,746,394)   (14,089,787)    (4,663,434)
                                                                       -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from notes payable to bank................................       --            7,900,000       --
  Principal payments on notes payable to bank........................       --             (803,000)    (2,244,000)
  Purchase of treasury stock.........................................       (189,176)      --             --
                                                                       -------------  -------------  -------------
        Net cash provided by (used in) financing activities..........       (189,176)     7,097,000     (2,244,000)
                                                                       -------------  -------------  -------------
Net increase in cash and cash equivalents............................         14,796        414,840     14,001,527
Cash and cash equivalents at beginning of year.......................      1,336,007      1,350,803      1,765,643
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $   1,350,803  $   1,765,643  $  15,767,170
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Supplemental cash flow information:
  Interest paid......................................................  $   3,586,945  $   7,490,422  $  11,025,779
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
  Income taxes paid..................................................  $   2,342,345  $   3,587,169  $   7,342,359
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Noncash financing activities:
  Retirement of treasury stock.......................................  $    --        $    --        $   1,437,399
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
  Exchange of common stock...........................................  $    --        $    --        $      77,418
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                See notes to consolidated financial statements.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The consolidated financial statements include the accounts of AmeriTrade Holding Corporation (formerly TransTerra Co.) and its wholly-owned subsidiaries (collectively, the "Company"), AmeriTrade Clearing, Inc. (formerly, AmeriTrade, Inc.) ("AmeriTrade Clearing"), Accutrade, Inc. ("Accutrade"), Ceres Securities, Inc. ("Ceres"), K. Aufhauser & Company, Inc. ("Aufhauser"), and All American Brokers, Inc. ("All American"). All significant intercompany balances and transactions have been eliminated.

    On September 27, 1996, the Company's Board of Directors approved a resolution to reincorporate in the State of Delaware and change its name from TransTerra Co. to AmeriTrade Holding Corporation. The reincorporation was accomplished by exchanging each share of Class A and Class B common stock of TransTerra Co. for thirty shares of Class A and Class B common stock, respectively of AmeriTrade Holding Corporation. All share data and per share amounts have been restated to reflect this exchange.

    NATURE OF OPERATIONS--AmeriTrade Clearing is a broker-dealer that provides trade execution and clearing serivces to correspondent broker-dealers. AmeriTrade Clearing is required to abide by all applicable rules and regulations of the Securities and Exchange Commission, the Chicago Stock Exchange, Inc. and the National Association of Securities Dealers. Accutrade, Ceres, Aufhauser and All American, are broker-dealers that provide discount securities brokerage and related financial services. Ceres brokerage operations commenced in October 1994. Each of these brokerage companies clears its securities transactions through AmeriTrade Clearing.

    The Company reports on a fifty-two/fifty-three week year.

    USE OF ESTIMATES--The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    SECURITIES TRANSACTIONS--Securities transactions are recorded on a settlement date basis with such transactions generally settling three business days after trade date. Revenues and expenses related to securities transactions are also recorded on settlement date, which is not materially different than trade date.

    DEPRECIATION AND AMORTIZATION--Depreciation is provided on a straight-line basis using estimated useful service lives of five to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

    Goodwill is amortized on a straight-line basis generally over a twenty year period. Accumulated amortization at September 29, 1995 and September 27, 1996 was $154,020 and $517,022, respectively.

    EARNINGS PER SHARE--Per share data is determined based on the weighted average number of common shares outstanding each year.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
    INCOME TAXES--The Company files a consolidated income tax return with its subsidiaries on a calendar year basis. Deferred income taxes are provided for temporary differences between financial statement and taxable income. The principal temporary differences arise from depreciation, bad debts, prepaid expenses, and certain accrued liabilities. Deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

    CASH AND CASH EQUIVALENTS--The Company considers temporary, highly liquid investments to be cash equivalents.

    SEGREGATED CASH AND INVESTMENTS--Cash and investments at AmeriTrade Clearing of $123,690,789 and $175,668,497 in 1995 and 1996, respectively, have been segregated in a special reserve bank account for the benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934.

    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company considers the amounts presented for financial instruments on the consolidated balance sheets to be reasonable estimates of fair value. The fair value of the Company's long-term borrowings, estimated based on current interest rates, does not differ significantly from the amount recorded at September 27, 1996.

    INVESTMENTS--Investments in other companies and partnerships are accounted for under the equity method when the Company has the ability to exercise significant influence over the investee's operating and financial policies or when the investment is a corporate joint venture. The cost method is used for other investments. All material intercompany balances and transactions are eliminated in consolidation.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS--In March 1995, Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS No. 121") was issued. SFAS No. 121 establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. The Company does not expect SFAS No. 121 to have a material effect on its consolidated financial statements.

    RECLASSIFICATIONS--Certain items in prior years' consolidated financial statements have been reclassified to conform to the fiscal 1996 presentation.

2. INVESTMENTS

EQUITY INVESTMENTS

    ROUNDTABLE PARTNERS, L.L.C. ("ROUNDTABLE")--As of September 27, 1996, the Company owned a 12.1% interest in Roundtable, a limited liability company formed to hold equity interests in securities trading and market making companies. This investment is accounted for using the equity method.

    COMPREHENSIVE SOFTWARE SYSTEMS, LTD. ("CSS")--As of September 27, 1996, the Company owned a 12.7% limited partnership interest in CSS, a joint venture formed for the purpose of developing software

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

2. INVESTMENTS (CONTINUED)
for securities broker-dealers, banks and other financial institutions. This investment is accounted for using the equity method.

    SUMMARIZED FINANCIAL INFORMATION--The following summarized unaudited financial information represents an aggregation of financial information of Roundtable and CSS:

                                                                     AS OF          AS OF
                                                                 DECEMBER 31,   SEPTEMBER 30,
                                                                     1995           1996
                                                                 -------------  -------------
Balance Sheet Data:
  Current assets...............................................  $  57,766,755  $  71,387,992
  Noncurrent assets............................................     19,710,164     21,025,326
  Current liabilities..........................................     25,872,354     30,547,586
  Noncurrent liabilities.......................................      6,337,693      1,570,029

                                                                                 NINE MONTHS
                                                   YEAR ENDED     YEAR ENDED        ENDED
                                                  DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                      1994           1995           1996
                                                  -------------  -------------  -------------
Earnings Data:
  Total revenues................................  $    --        $  44,098,654  $  82,837,705
  Net earnings (loss)...........................     (2,345,089)     9,679,293     24,965,680

OTHER INVESTMENT

    TELESCAN, INC. ("TELESCAN")--As of September 27, 1996, the Company owned approximately 7.2% of the outstanding common stock of Telescan, a publicly traded software/online services company. The Company's investment in Telescan is subject to restrictions under Rule 144 of the Securities Act of 1933 and the investment is, therefore, accounted for using the cost method.

3. NOTES PAYABLE TO BANK

    The Company has the following notes payable under a bank loan agreement:

                                                                        1995          1996
                                                                    ------------  ------------
Term note.........................................................  $  1,347,000  $    478,000
Term note B.......................................................     5,750,000     4,375,000
Revolving note....................................................       --            --
                                                                    ------------  ------------
  Total...........................................................  $  7,097,000  $  4,853,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    The term note, dated December 22, 1994 provides for monthly payments of $79,000 plus interest through December 31, 1996; the remaining balance plus interest is due on January 31, 1997. The term note B, dated July 7, 1995 provides for monthly payments of $125,000 plus interest through June 30, 1999; the remaining balance plus interest is due on July 31, 1999. The variable interest rate on the notes was 9.25% at September 27, 1996.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

3. NOTES PAYABLE TO BANK (CONTINUED)
    The revolving note provides for borrowings up to $4,000,000 through January 31, 1997. The Company pays a maintenance fee of 0.5% of the unused borrowings on the revolving note payable.

    Principal payments due under the term notes are as follows:

FISCAL YEAR ENDING                                                                   AMOUNT
--------------------------------------------------------------------------------  ------------
1997............................................................................  $  1,978,000
1998............................................................................     1,500,000
1999............................................................................     1,375,000
                                                                                  ------------
  Total.........................................................................  $  4,853,000
                                                                                  ------------
                                                                                  ------------

    Loans under the agreement are collateralized by all shares of AmeriTrade Clearing common stock. In addition, the agreement requires the Company to operate under the following restrictive covenants:

    1. AmeriTrade Clearing shall maintain net capital in excess of $8,000,000 computed under the alternative method according to Rule 15c3-1 of the Securities Exchange Act of 1934.

    2. Net worth must be maintained in excess of $12,000,000 plus 50% of fiscal year cumulative net income beginning with the fiscal year ending September 27, 1996.

4. INCOME TAXES

    Provision for income tax is comprised of the following for fiscal years ended:

                                                          1994          1995          1996
                                                      ------------  ------------  ------------
Current expense:
  Federal...........................................  $  2,692,075  $  3,680,161  $  7,132,387
  State.............................................        10,000       125,000       485,000
                                                      ------------  ------------  ------------
                                                         2,702,075     3,805,161     7,617,387
Deferred credit:
  Federal...........................................       (74,828)       (5,652)     (306,777)
  State.............................................        (8,314)         (628)      (51,362)
                                                      ------------  ------------  ------------
                                                           (83,142)       (6,280)     (358,139)
                                                      ------------  ------------  ------------
Provision for income taxes..........................  $  2,618,933  $  3,798,881  $  7,259,248
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

4. INCOME TAXES (CONTINUED)
    A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:

                                                                                1994       1995       1996
                                                                              ---------  ---------  ---------
Federal statutory rate......................................................      34.00%     34.00%     35.00%
State taxes, net of federal tax effect......................................       1.00       0.76       1.71
Amortization of goodwill....................................................     --           0.28       0.75
Other.......................................................................       0.15       0.04       1.95
                                                                              ---------  ---------  ---------
                                                                                  35.15%     35.08%     39.41%
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

    Deferred tax assets (liabilities) are comprised of the following:

                                                                         1995         1996
                                                                      -----------  -----------
Depreciation and amortization, net..................................  $  (167,898) $  (144,841)
Prepaid expenses....................................................     (373,030)    (261,460)
                                                                      -----------  -----------
                                                                         (540,928)    (406,301)
Accrued liabilities.................................................      627,167      850,679
                                                                      -----------  -----------
Net deferred tax assets.............................................  $    86,239  $   444,378
                                                                      -----------  -----------
                                                                      -----------  -----------

5. NET CAPITAL

    The Company's subsidiaries are subject to the Net Capital Rule under the Securities Exchange Act of 1934 and are required to maintain a minimum net capital. Net capital and the related net capital requirement may fluctuate on a daily basis.

    At September 29, 1995 and September 27, 1996, all of the subsidiaries' minimum net capital exceeded the required net capital under the Net Capital Rule.

6. EMPLOYEE BENEFIT PLANS

    The Company has a profit-sharing plan under which the annual contribution is determined at the discretion of the Board of Directors. Profit sharing expense was $210,933, $261,143 and $388,800 for the fiscal years ended 1994, 1995, and
1996, respectively.

    The Company adopted a 401(k) plan covering all eligible employees on January 1, 1995. The plan provides for matching contributions at the discretion of the Board of Directors. Contribution expense under this plan was $26,043 and $9,093 for the fiscal years ended 1995 and 1996, respectively.

    The Company has an executive bonus plan which was designed to allow designated executive participants the opportunity to earn bonus awards with current and deferred components. The value of each component is based on the annual increase (if any) in the book value per share of the common stock.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

6. EMPLOYEE BENEFIT PLANS (CONTINUED)
Executive bonus plan expense was $544,350, $1,105,000 and $1,710,000 for the fiscal years ended 1994, 1995 and 1996, respectively.

7. COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS--The Company and its subsidiaries have various noncancellable leases on facilities and certain computer and office equipment requiring annual payments as follows:

FISCAL YEAR ENDING                                                                  AMOUNT
-------------------------------------------------------------------------------  -------------
1997...........................................................................  $   2,061,711
1998...........................................................................      1,897,073
1999...........................................................................      1,419,969
2000...........................................................................        892,532
2001...........................................................................        749,834
Thereafter (to December 31, 2013)..............................................      7,240,239
                                                                                 -------------
  Total........................................................................  $  14,261,358
                                                                                 -------------
                                                                                 -------------

    The Company and certain of its subsidiaries lease their office facilities from the Chief Executive Officer of the Company and his wife. The lease expires on December 31, 2013, and provides for annual rentals of $591,040. Additionally, the Company and its subsidiaries lease certain computer equipment, office equipment, and office facilities under various operating leases. Rental expense was $834,299, $866,983 and $1,581,171 for fiscal years ended 1994, 1995 and
1996, respectively.

    The Company has amended its lease for office facilities to provide for additional space. The amended lease is for a term of twenty years, and will provide for annual rentals of $1,288,000. This amended lease is expected to become effective in 1997.

    LETTERS OF CREDIT--Letters of credit in an aggregate amount of $16.3 million as of September 27, 1996, have been issued on behalf of AmeriTrade Clearing by a financial institution. These letters of credit, which are for the benefit of securities clearinghouses, have been issued to support margin requirements. AmeriTrade Clearing pays a maintenance fee of 0.5% of the committed amount for each letter of credit. In addition, the same financial institution may make loans to AmeriTrade Clearing if requested under a note. AmeriTrade Clearing has pledged customer securities, the amount of which fluctuates from time to time, to secure its obligations under the letters of credit and the note. As of September 27, 1996, no amounts were outstanding under the note.

    LEGAL--In July 1994, a civil complaint was filed by an Ohio county in U.S. District Court against Accutrade and AmeriTrade Clearing seeking to recover approximately $6.5 million of alleged trading losses, plus interest. The complaint alleged that the treasurer of the county unlawfully invested county funds through a relative, who allegedly fraudulently caused certain county funds to be wire transferred from the county to Accutrade and AmeriTrade Clearing into an account owned by that relative. It was further alleged that the funds were improperly invested in common stock and options resulting in the trading losses. A customer account in the name of the county was never maintained at Accutrade or

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
AmeriTrade Clearing. In December 1994, this complaint was settled with an out of court payment of $1.5 million to the Ohio county.

    The Company and its subsidiaries are part of a number of other legal matters arising in the ordinary course of its business. In management's opinion, the Company has adequate legal defenses respecting each of these actions and does not believe that they will materially affect the Company's results of operations or its financial position.

    GENERAL CONTINGENCIES--In the general course of business, there are various contingencies which are not reflected in the consolidated financial statements. These include AmeriTrade Clearing's customer activities involving the execution, settlement and financing of various customer securities transactions. These activities may expose the Company to off-balance-sheet credit risk in the event the customers are unable to fulfill their contracted obligations.

    AmeriTrade Clearing's customer securities activities are transacted on either a cash or margin basis. In margin transactions, AmeriTrade Clearing extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. In connection with these activities, AmeriTrade Clearing executes and clears customer transactions involving the sale of securities not yet purchased ("short sales"). Such transactions may expose AmeriTrade Clearing to off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses which customers may incur. In the event the customer fails to satisfy its obligations, AmeriTrade Clearing may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer's obligations.

    AmeriTrade Clearing seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. AmeriTrade Clearing monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or to reduce positions, when necessary.

8. ACQUISITIONS

    AUFHAUSER--On July 10, 1995, the Company acquired the net assets of K. Aufhauser & Company, Inc. for $7,582,337 in cash. $7,000,000 of the purchase price has been allocated to goodwill, which is being amortized over a twenty year period. The acquisition was accounted for under the purchase method of accounting and the consolidated financial statements include the results of operations from the date of acquisition.

    ALL AMERICAN--On October 25, 1995, the Company acquired the net assets of All American Brokers, Inc. for $188,953 in cash. $127,000 of the purchase price has been allocated to goodwill, which is being amortized over a twenty year period. The acquisition was accounted for under the purchase method of accounting and the consolidated financial statements include the results of operations from the date of acquisition.

    The pro forma effects of these acquisitions on the Company's consolidated financial statements as if they had occurred at the beginning of fiscal years are not material.

                AMERITRADE HOLDING CORPORATION AND SUBSIDIARIES

                    FOR THE YEARS ENDED SEPTEMBER 30, 1994,
                   SEPTEMBER 29, 1995 AND SEPTEMBER 27, 1996

9. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                         FOR THE FISCAL YEAR ENDED SEPTEMBER 29,
                                                                                           1995
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                        ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..............................................................  $   8,063  $   9,165  $  10,891  $  14,763
Interest expense......................................................      1,436      1,730      2,155      2,541
                                                                        ---------  ---------  ---------  ---------
  Net revenues........................................................      6,627      7,435      8,736     12,222
Total expenses excluding interest.....................................      6,511      4,995      5,397      7,287
                                                                        ---------  ---------  ---------  ---------
Income before provision for income taxes..............................        116      2,440      3,339      4,935

Net income............................................................  $      53  $   1,619  $   2,218  $   3,141
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

Earnings per share....................................................  $    0.01  $    0.20  $    0.28  $    0.39
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                                                                         FOR THE FISCAL YEAR ENDED SEPTEMBER 27,
                                                                                           1996
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                        ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..............................................................  $  14,815  $  16,586  $  18,641  $  15,337
Interest expense......................................................      2,766      2,603      2,814      2,857
                                                                        ---------  ---------  ---------  ---------
  Net revenues........................................................     12,049     13,983     15,827     12,480
Total expenses excluding interest.....................................      7,580      8,498     10,525      9,318
                                                                        ---------  ---------  ---------  ---------
Income before provision for income taxes..............................      4,469      5,485      5,302      3,162

Net income............................................................  $   2,612  $   3,198  $   3,091  $   2,257
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

Earnings per share....................................................  $    0.33  $    0.40  $    0.39  $    0.28
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                         DEFINING THE FUTURE OF TRADING

    AmeriTrade pioneered online trading when it became the first brokerage firm to offer brokerage services over the Internet. The Company continues to contribute to the rapidly evolving future of trading through its leadership position in technological innovation.

                                   [PICTURES]

                                [CD-ROM SLEEVE]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   16
Dilution..................................................................   16
Capitalization............................................................   17
Selected Consolidated Financial Data......................................   18
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   19
Business..................................................................   25
Management................................................................   43
Certain Transactions......................................................   50
Principal and Selling Stockholders........................................   51
Description of Capital Stock..............................................   52
Shares Eligible for Future Sale...........................................   55
Underwriting..............................................................   56
Notice to Canadian Residents..............................................   58
Validity of Class A Stock.................................................   58
Experts...................................................................   59
Additional Information....................................................   59
Index to Consolidated Financial Statements................................  F-1

                            ------------------------

    UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         AmeriTrade Holding Corporation

                                          Shares

                              Class A Common Stock
                                ($.01 par value)

                                   PROSPECTUS

                                CS First Boston
                        Raymond James & Associates, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate (except for the SEC and NASD fees) of the fees and expenses (other than underwriting discounts and commissions) payable by the Company in connection with the issuance and distribution of the Class A Stock. The Selling Stockholders will not pay any portion of such fees and expenses.

EXPENSE
-----------------------------------------------------------------------------------
Securities and Exchange Commission registration fee................................  $  15,152
NASD filing fee....................................................................      5,500
Blue Sky qualification fees and expenses (including attorneys' fees)...............      *
Printing and engraving costs.......................................................      *
Legal fees and expenses............................................................      *
Accounting fees and expenses.......................................................      *
Nasdaq National Market listing fee.................................................      *
Transfer Agent and Registrar fees and expenses.....................................      *
Insurance for Directors and Officers...............................................      *
Miscellaneous......................................................................      *
                                                                                     ---------

    Total..........................................................................  $   *
                                                                                     ---------
                                                                                     ---------

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to the provisions of the DGCL, the Company has adopted provisions in its Certificate of Incorporation and Bylaws, which (i) require the Company to indemnify its directors and officers to the fullest extent permitted by law and
(ii) eliminate the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their duty of due care, except
(a) for any breach of the duty of loyalty; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (d) for any transaction from which the director derived any improper personal benefit.

    The Company also maintains insurance on its directors and officers, which covers liabilities under the federal securities laws.

    The Underwriting Agreement provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits: A list of exhibits filed herewith is contained in the Exhibit Index, which is incorporated herein by reference.

    (b) Financial Statement Schedules: None.

    Schedules have been omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on December 6, 1996.

                                AMERITRADE HOLDING CORPORATION

                                By:             /s/ J. JOE RICKETTS
                                     -----------------------------------------
                                                  J. Joe Ricketts
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Joseph A. Konen and Robert T. Slezak, or either of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 6, 1996.

     /s/ J. Joe Ricketts
------------------------------
       J. Joe Ricketts
 DIRECTOR, CHAIRMAN AND CHIEF
      EXECUTIVE OFFICER
(PRINCIPAL EXECUTIVE OFFICER)

     /s/ Robert T. Slezak
------------------------------
       Robert T. Slezak
  DIRECTOR, CHIEF FINANCIAL
           OFFICER,
 VICE PRESIDENT AND TREASURER
   (PRINCIPAL FINANCIAL AND
     ACCOUNTING OFFICER)

     /s/ Joseph A. Konen
------------------------------
       Joseph A. Konen
   DIRECTOR, PRESIDENT AND
   CHIEF OPERATING OFFICER

       /s/ Gene L. Finn
------------------------------
         Gene L. Finn
           DIRECTOR

    /s/ Thomas Y. Hartley
------------------------------
      Thomas Y. Hartley
           DIRECTOR

     /s/ Mark L. Mitchell
------------------------------
       Mark L. Mitchell
           DIRECTOR

                                 EXHIBIT INDEX

  EXHIBIT                                                                                               SEQUENTIAL PAGE
  NUMBER                                                                                                    NUMBER
-----------                                                                                            -----------------
      *1.1   Form of Underwriting Agreement..........................................................

       3.1   Certificate of Incorporation............................................................

       3.2   Bylaws..................................................................................

      *4.1   Form of Certificate for Class A Stock...................................................

      *5.1   Opinion of Mayer, Brown & Platt.........................................................

      10.1   Agreement of Limited Partnership, dated as of February 4, 1993, of Comprehensive
               Software Systems Ltd..................................................................

      10.2   Amended and Restated Limited Liability Company Agreement, dated as of March 6, 1995, of
               Roundtable Partners...................................................................

      10.3   Purchase Agreement, dated as of June 28, 1995, between Telescan, Inc. and TransTerra
               Co....................................................................................

      10.4   Securities Purchase Agreement, dated as of July 10, 1995, between TransTerra Co. and
               Keith Aufhauser.......................................................................

      10.5   Stock Purchase Agreement, dated as of October 3, 1995, among and between TransTerra Co.,
               All American Brokers, Inc. and Shareholders of All American Brokers...................

      10.6   Note, dated as of June 7, 1994, made by John Joe Ricketts in favor of TransTerra Co.....

      10.7   Note, dated as of September 5, 1995, made by John Joe Ricketts in favor of TransTerra
               Co....................................................................................

      10.8   Loan Agreement, dated as of December 22, 1994, by and among First National Bank of
               Omaha, TransTerra Co., AmeriTrade, Inc., and John Joe Ricketts........................

      10.9   Note, dated as of December 22, 1994, made by TransTerra Co. in favor of First National
               Bank of Omaha.........................................................................

      10.10  Note, dated as of January 31, 1995, made by TransTerra Co. in favor of First National
               Bank of Omaha.........................................................................

      10.11  Security Agreement, dated as of April 24, 1992, made by TransTerra Co. in favor of First
               National Bank of Omaha................................................................

      10.12  Assignment of Life Insurance Policy, dated as of June 28, 1995, made by TransTerra Co.
               in favor of First National Bank of Omaha..............................................

      10.13  Amendment to Loan Agreement, dated as of July 7, 1995, by and among First National Bank of Omaha, TransTerra Co., AmeriTrade, Inc., and John Joe Ricketts.....................

      10.14  Note, dated as of July 7, 1995, made by TransTerra Co. in favor of First National Bank of Omaha..............................................................................

      10.15  Second Amendment to Loan Agreement, dated as of September 14, 1995, by and among First
               National Bank of Omaha, TransTerra Co., AmeriTrade, Inc., and John Joe Ricketts.......

      10.16  Third Amendment to Loan Agreement, dated as of January 31, 1996, by and among First
               National Bank of Omaha, TransTerra Co., AmeriTrade, Inc., and John Joe Ricketts.......

      10.17  Note, dated as of January 31, 1996, made by TransTerra Co. in favor of First National
               Bank of Omaha.........................................................................

  EXHIBIT                                                                                               SEQUENTIAL PAGE
  NUMBER                                                                                                    NUMBER
-----------                                                                                            -----------------
      10.18  Broker Loan Pledge and Security Agreement, dated as of October 24, 1989, made by
               AmeriTrade, Inc. in favor of the First National Bank of Chicago.......................

      10.19  Master Broker Loan Note, dated as of October 24, 1989, made by AmeriTrade, Inc. in favor of the First National Bank of Chicago.................................................

      10.20  Lease, dated as of July 14, 1993, between John Joe and Marlene M. Ricketts and
               TransTerra Co.........................................................................

      10.21  Amendment to Lease, dated as of September 27, 1996, between John Joe and Marlene M.
               Ricketts and TransTerra Co............................................................

      10.22  Lease, dated as of October 5, 1995, between A.C. Nielsen Company and TransTerra Co......

      10.23  Amendment to Lease, dated as of August 23, 1996, between A.C. Nielsen Company and
               TransTerra Co.........................................................................

      10.24  Lease, dated as of March 10, 1996, between New York Executive Office Network and K.
               Aufhauser & Company, Inc..............................................................

      10.25  Lease, dated as of June 20, 1996, between Christ Community Church and TransTerra Co.....

      10.26  Employment Contract, dated as of December 3, 1996, between J. Joe Ricketts and
               Ameritrade Holding Corporation........................................................

      10.27  Employment Contract, dated as of December 3, 1996, between Joseph A. Konen and
               Ameritrade Holding Corporation........................................................

      10.28  Employment Contract, dated as of December 3, 1996, between Robert T. Slezak and
               Ameritrade Holding Corporation........................................................

      10.29  Form of Executive Bonus Plan............................................................

     *10.30  1996 Long Term Incentive Plan...........................................................

     *10.31  1996 Directors Incentive Plan...........................................................

      10.32  Note, dated as of September 14, 1995, made by TransTerra Co. in favor of First National
               Bank of Omaha.........................................................................

      21.1   Subsidiaries of the Registrant..........................................................

      23.1   Consent of Deloitte & Touche LLP........................................................

     *23.2   Consent of Mayer, Brown & Platt (included in Exhibit 5.1)...............................

      24.1   Powers of Attorney (appear on the signature page of this Registration Statement)........

------------------------

*   To be filed by amendment.